UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.  )

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☐ Preliminary Proxy Statement ☒ Definitive Proxy Statement ☐ Definitive Additional Materials ☐ Soliciting Material under § 240.14a-12	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a- 6(e)(2))

SAVIENT PHARMACEUTICALS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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March 30, 2009

Dear Stockholder:

We cordially invite you to attend the 2009 Annual Meeting of Stockholders of Savient Pharmaceuticals, Inc. to be held on Tuesday, May 5, 2009, at 9:00 a.m. at the Heldrich Hotel, 10 Livingston Avenue, New Brunswick, New Jersey.

The enclosed notice of annual meeting and proxy statement contain information about matters to be considered at the annual meeting. Only stockholders of record and their proxies are invited to attend the annual meeting.

Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the meeting, we hope you will review carefully the enclosed proxy materials and annual report and vote as soon as possible. We urge you to complete, sign and return the enclosed proxy card or to vote over the Internet or by telephone, so that your shares will be represented and voted at the annual meeting.

Thank you for your continued support of Savient Pharmaceuticals.

Sincerely,

Paul R. Hamelin
President

Notice of
2009 Annual Meeting of Stockholders
and
Proxy Statement

One Tower Center, 14th Floor
East Brunswick, NJ 08816
(732) 418-9300

NOTICE OF ANNUAL MEETING

To the Stockholders of Savient Pharmaceuticals, Inc.:

The 2009 Annual Meeting of Stockholders of Savient Pharmaceuticals, Inc. will be held at the Heldrich Hotel, 10 Livingston Avenue, New Brunswick, New Jersey, on Tuesday, May 5, 2009, at 9:00 a.m., to consider and act upon the following:

1. To elect as directors for terms of one year each of the six nominees named in the attached proxy statement;

2. To ratify the appointment of McGladrey & Pullen, LLP as our independent registered public accountants for the fiscal year ending December 31, 2009; and

3. To transact such other business as may properly come before the meeting or any adjournment thereof.

Our Board of Directors has no knowledge of any other business to be transacted at the meeting.

The Board of Directors has fixed the close of business on March 23, 2009 as the record date for the determination of stockholders entitled to receive this notice and to vote at the annual meeting.

All stockholders are cordially invited to attend the annual meeting.

By Order of the Board of Directors,

Philip K. Yachmetz
Secretary
March 30, 2009

Admission to the annual meeting will require an admission ticket and picture identification. If you are a stockholder of record, an admission ticket is attached to the proxy card sent with this notice of annual meeting. If you hold stock in “street name” through a nominee, a bank or brokerage account, you are required to bring proof of your beneficial ownership of our common stock on the record date, as well as picture identification, to the annual meeting. If you arrive without the appropriate proof of ownership you may not be admitted to the annual meeting unless we can verify that you were a Savient stockholder as of the record date for the meeting. Cameras, cell phones, recording equipment and other electronic devices will not be permitted at the annual meeting.

YOUR VOTE IS IMPORTANT

Whether or not you expect to attend the annual meeting, please complete, date and sign the enclosed proxy card and mail it promptly in the enclosed envelope, or vote electronically pursuant to the instructions on the proxy card. No postage is required if mailed in the United States. A prompt response is important and your cooperation will be appreciated. If the envelope is lost, return the card to Operations Center, American Stock Transfer & Trust Company, 6201 15th Avenue, Brooklyn, New York 11219-9821.

Important Notice Regarding the Availability of Proxy Materials for the Annual
Meeting of Stockholders to be Held on May 5, 2009

This proxy statement and our annual report to stockholders for 2008 are available for viewing, printing and downloading at www.savient.com.

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 as filed with the Securities and Exchange Commission, except exhibits, will be furnished without charge to any stockholder upon written or oral request to:

Savient Pharmaceuticals, Inc.
One Tower Center, 14th Floor
East Brunswick, New Jersey 08816
Attention: Investor Relations
Telephone: (732) 418-9300

PROXY STATEMENT

General

Savient Pharmaceuticals, Inc. has prepared this proxy statement to provide our stockholders with information pertaining to the matters to be voted on at our 2009 Annual Meeting of Stockholders to be held on Tuesday, May 5, 2009, at 9:00 a.m., at the Heldrich Hotel, 10 Livingston Avenue, New Brunswick, New Jersey, and at any adjournment of that meeting. The date of this proxy statement is March 30, 2009, the approximate date on which we first sent or provided the proxy statement and form of proxy to our stockholders.

This proxy is solicited on behalf of our Board of Directors. Our Board of Directors requests that you sign and return your proxy card promptly. You have the right to revoke your proxy and change your vote at any time prior to its exercise at the 2009 Annual Meeting of Stockholders by filing written notice with the Secretary of Savient, by signing and delivering a new proxy card bearing a later date, by voting electronically, or by casting your vote in person at the annual meeting. It is important to sign and return your proxy card. It helps to establish a quorum so that the annual meeting may be held and permits your votes to be cast in accordance with your directions.

We will bear the expenses connected with this proxy solicitation. We expect to pay brokers, nominees, fiduciaries and other custodians their reasonable expenses for forwarding proxy materials and annual reports to principals and obtaining their voting instructions. In addition to the use of the mails, our directors, officers and employees may, without additional remuneration, solicit proxies in person or by use of other communications media.

Our stock transfer books will not be closed. However, our Board of Directors has fixed the close of business on March 23, 2009 as the record date for determining the stockholders entitled to receive notice of and to vote their shares at the annual meeting. On the record date, there were 54,730,910 shares of our common stock outstanding and entitled to vote. Each share of common stock carries the right to cast one vote on each of the proposals being presented for stockholder action, with no cumulative voting.

We are enclosing with this proxy statement our annual report to stockholders for 2008. The annual report is not part of, or incorporated by reference in, this proxy statement.

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or annual report to stockholders for 2008 may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you request one by writing or calling as follows: Savient Pharmaceuticals, Inc., One Tower Center, 14th Floor, East Brunswick, New Jersey 08816, Attention: Investor Relations, Telephone: (732) 418-9300. If you would like to receive separate copies of our annual report to stockholders and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.

Votes Required

A majority in interest of all shares of our common stock issued, outstanding and entitled to vote on each item of business being submitted for stockholder action at the annual meeting constitutes a quorum with respect to that item of business. Shares of common stock represented by executed proxies received by us will be counted for purposes of establishing a quorum, regardless of how or whether those shares are voted on the item of business. Therefore, abstentions and shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote those shares as to a particular item of business, which we refer to as broker non-votes, will be counted for purposes of determining whether a quorum exists at the annual meeting for that item of business.

The affirmative vote of the plurality of the votes cast at the annual meeting, in person or by proxy, is required for the election of each of the six directors. Shares that are withheld or that abstain from voting for a particular item of business will not be counted as votes in favor of that proposal, and will also not be counted as shares voting on that proposal. Shares withheld or abstaining and broker non-votes will have no effect on voting for the election of directors, as that item of business requires the affirmative vote of the plurality of the votes cast at the meeting. Shares withheld or abstaining and broker non-votes will have no effect on voting for the ratification of McGladrey.

The Audit and Finance Committee of the Board of Directors has appointed McGladrey & Pullen, LLP, which we sometimes refer to as McGladrey, as our independent registered public accounting firm for the fiscal year ending December 31, 2009. The submission of this matter for ratification by stockholders is not legally required; however, the Board of Directors believes that it is consistent with best practices in corporate governance and is an opportunity for stockholders to provide direct feedback to the Board of Directors on an important issue of corporate governance. The affirmative vote of a majority in interest of the votes cast at the annual meeting, in person or by proxy, is required for ratification of the selection of McGladrey as our independent registered public accounting firm. If our stockholders do not ratify the selection of McGladrey, it will be reconsidered by the Audit and Finance Committee.

PROPOSAL 1

ELECTION OF DIRECTORS

Our charter and bylaws provide that the stockholders or the Board of Directors will fix the number of directors at not fewer than three nor more than 15. We currently have six directors, each of whom was elected by our stockholders at our 2008 Annual Meeting of Stockholders, and each of whose term expires at the 2009 Annual Meeting of Stockholders. Our Board of Directors, upon the recommendation of its Nominating and Corporate Governance Committee, has nominated each of these six persons for election as a director for a one-year term expiring at the 2010 Annual Meeting of Stockholders. The nominees for director are:

Herbert Conrad	Alan L. Heller
Stephen O. Jaeger	Joseph Klein III
Lee S. Simon, M.D.	Virgil Thompson

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR”
ELECTING THE SIX NOMINEES NAMED ABOVE
FOR A TERM OF ONE YEAR EACH

The persons named as proxies on the proxy card will vote shares represented by a proxy for the election of each of the six nominees named in this proxy statement as directors for a term of one year, unless the stockholder instructs otherwise on its proxy card. Our Board of Directors knows of no reason why any nominee should be unable or unwilling to serve; however, if that becomes the case, the persons named as proxies on the proxy card may vote to elect a substitute. In no event will shares represented by proxies be voted for more than six nominees. To apprise you of their qualifications to serve as directors, we include the following information concerning each of the director nominees.

HERBERT CONRAD — Age 76 — Mr. Conrad has been a director since 1993 and is a member of our Compensation and Human Resources and Nominating and Corporate Governance Committees. Mr. Conrad was President of Roche Pharmaceuticals Division, Hoffmann-La Roche, Inc., a pharmaceutical company, from December 1981 until his retirement in September 1993. Mr. Conrad was a director of Sapphire Therapeutics, a biopharmaceutical development company, from 2005 to February 2009, chairman of Sapphire Therapeutics from March 2007 to February 2009, a director of Pharmasset, Inc., a pharmaceutical company, since March 2008, and is a member of its nominating and corporate governance committee. Mr. Conrad is also a director of Symphony Evolution and Celldex Therapeutics, both of which are biotechnology companies, and chairperson of Celldex’s nominating and corporate governance committee.

ALAN L. HELLER — Age 55 — Mr. Heller has been a director since May 2006 and is chairperson of our Nominating and Corporate Governance Committee and a member of our Compensation and Human Resources Committee. Since March 2006, Mr. Heller has been an investment advisor to Water Street Healthcare Partners, a private equity firm. From November 2004 to November 2005, Mr. Heller served as Chief Executive Officer and President of American Pharmaceutical Partners, Inc., a specialty drug company. From January to November 2004, Mr. Heller served as an investment advisor on life science transactions to One Equity Partners, a private equity arm of JPMorgan Chase & Co. From 2000 to 2004, Mr. Heller was Senior Vice President and President of Global Renal operations at Baxter Healthcare Corporation, a global diversified healthcare company. Mr. Heller was previously with G. D. Searle for 23 years where he served in various capacities including President and Chief Operating Officer. Mr. Heller is a director of Northfield Laboratories Inc., a company that develops an oxygen-carrying resuscitative fluid for the treatment of blood loss, Applied Neurosolutions, a development stage biopharmaceutical company, and Alpine Biomedical, a privately-held medical device company.

STEPHEN O. JAEGER — Age 64 — Mr. Jaeger has been a director since 2003, our non-executive Chairman since 2006, is the chairperson of our Compensation and Human Resources Committee and a member of our Audit and Finance Committee. From March 1999 until April 2000, Mr. Jaeger was Chief Executive Officer of eBT International, Inc., a software company, and from June 2001 until his retirement in December 2005, he served as eBT’s President and Chief Executive Officer. From 1997 to 1998, Mr. Jaeger was Executive Vice President and Chief Financial Officer of The Clinical Communications Group, a medical education company, and from 1995 to 1997, he was Vice President, Chief Financial Officer and Treasurer of Applera Corporation, a life sciences company. Mr. Jaeger is a certified public accountant.

JOSEPH KLEIN III — Age 48 — Mr. Klein has been a director since May 2006 and is chairperson of our Audit and Finance Committee. Mr. Klein is Managing Director of Gauss Capital Advisors, LLC, a financial consulting and investment advisory firm focused on biopharmaceuticals, which he founded in March 1998. From 2003 to December 2008, Mr. Klein served as a Venture Partner of Red Abbey Venture Partners, L.P., a life sciences private equity fund. From 2001 to 2002, Mr. Klein was a Venture Partner of MPM Capital, a healthcare venture capital firm. From 1999 to 2000, when it merged with WebMD Corporation, Mr. Klein served as Vice President, Strategy for Medical Manager Corporation, a leading developer of physician office management information systems. From 1989 to 1998, Mr. Klein was a healthcare investment analyst for T. Rowe Price Associates, Inc., where he was the founding portfolio manager for the T. Rowe Price Health Sciences Fund, Inc. Mr. Klein serves on the board of directors of four other publicly-traded biotechnology companies: BioMarin Pharmaceutical, Inc., Isis Pharmaceuticals, Inc., OSI Pharmaceuticals, Inc. and PDL BioPharma, Inc. Mr. Klein also serves on the board of directors of The Prospector Funds, Inc., which is a registered investment company, and on the boards of private and non-profit entities.

LEE S. SIMON, M.D. — Age 58 — Dr. Simon has been a director since May 2006. In January 2009, our Board of Directors retained Dr. Simon as a consultant to supervise our efforts to obtain U.S. regulatory approval for our product candidate KRYSTEXXATM (pegloticase), including preparation for our upcoming FDA Arthritis Advisory Committee panel for our biologics license application for KRYSTEXXA. From 2004 to February 2009, Dr. Simon served as a member of the staff of Beth Israel Deaconess Medical Center. From 2003 to February 2009, Dr. Simon was an Associate Clinical Professor of Medicine at Harvard Medical School. From 2001 to 2003, Dr. Simon was the Director of the Analgesic, Anti-Inflammatory, Ophthalmologic Drug Products Division of the U.S. Food and Drug Administration. From 1995 to 2003, Dr. Simon was an Associate Professor of Medicine at Harvard Medical School.

VIRGIL THOMPSON — Age 69 — Mr. Thompson has been a director since 1994 and is a member of our Audit and Finance and Nominating and Corporate Governance Committees. From 2002 until his retirement in July 2007, Mr. Thompson was President and Chief Executive Officer of Angstrom Pharmaceuticals, Inc., a pharmaceutical company, and he currently serves as a director of Angstrom. From 2000 to 2002, Mr. Thompson was President, Chief Executive Officer and a director of Chimeric Therapies, Inc., a biotechnology company, and he was our President and Chief

Operating Officer from 1999 to 2000. From 1996 to 1999, Mr. Thompson was President and Chief Executive Officer of Cytel Corporation, a biotechnology company. Mr. Thompson is chairperson of the board of directors of Aradigm Corporation, an emerging specialty pharmaceutical company, as well as chairperson of its compensation committee and a member of its nominating and corporate governance and audit committees. He is also chairperson of the board of directors of Questcor Pharmaceuticals, Inc., and serves on its compensation, audit and nominating and corporate governance committees.

No family relationships exist between any of our executive officers, our directors or director nominees.

INFORMATION RELATED TO THE BOARD OF DIRECTORS
AND CERTAIN OF ITS COMMITTEES

Corporate Governance Guidelines

Our Board of Directors believes that good corporate governance is important to ensure that Savient is managed for the long-term benefit of its stockholders. Complete copies of the corporate governance guidelines described below are available in the “Corporate Governance” section of the “About Savient” feature of our website, www.savient.com.

The Board of Directors has adopted corporate governance guidelines to assist it in the exercise of its duties and responsibilities and to serve the best interests of Savient and its stockholders. These guidelines, which provide a framework for the conduct of the Board of Directors’ business, provide that:

•	the principal responsibility of the directors is to oversee the management of Savient;

•	a substantial majority of the members of the Board of Directors shall be independent directors;

•	the independent directors shall meet regularly in executive session;

•	directors shall have full and free access to management and, as necessary and appropriate, independent advisors;

•	new directors shall participate in an orientation program and all directors are expected to participate in continuing director education on an ongoing basis; and

•	at least annually the Board of Directors and its committees shall conduct a self-evaluation to determine whether they are functioning effectively

Determination of Independence

Our common stock is listed on The Nasdaq Global Market. Under applicable Nasdaq rules, a director of Savient will qualify as an “independent director” only if our Board of Directors determines that the director does not have a relationship with Savient that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our Board of Directors determined that none of Messrs. Conrad, Heller, Jaeger, Klein or Thompson has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and that each of these directors is “independent” as defined under Rule 4200(a)(15) of The Nasdaq Stock Market, Inc. Marketplace Rules.

Director Nomination Process

The process followed by our Nominating and Corporate Governance Committee to identify and evaluate director candidates includes requests to directors, senior management and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by members of the Nominating and Corporate Governance Committee and our Board of Directors.

In considering whether to recommend any particular candidate for inclusion in the Board of Directors’ slate for director nominees, the Nominating and Corporate Governance Committee applies the criteria set forth in the corporate governance guidelines. These criteria include the candidate’s career experience, relevant technical skills, industry knowledge and experience, financial expertise, local or community ties, strength of character, mature judgment, familiarity with our business and industry, independence of thought and an ability to work collegially. The committee does not assign specific weights to particular criteria. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow our Board of Directors to fulfill its responsibilities.

Stockholders may recommend to the Nominating and Corporate Governance Committee individuals for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Savient Pharmaceuticals, Inc., One Tower Center, 14th Floor, East Brunswick, New Jersey 08816. Assuming that appropriate biographical and background material has been provided on a timely basis, the Nominating and Corporate Governance Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

Qualifications

The Nominating and Corporate Governance Committee has not established specific requirements related to age, education, years of business experience or specific types of skills for potential director candidates, but, in general, expects qualified candidates will have ample experience and a proven record of business success and leadership.

The Board of Directors has developed a group of criteria that are designed to describe what qualities and characteristics are desired for the Board of Directors as a whole. The full Board of Directors has conducted over the past two years an annual self-evaluation of its membership with respect to the criteria. The principal purpose of this evaluation is to help ensure the Board of Directors remains comprised of members fulfilling the desired complement of talents and expertise for the Board of Directors as a whole. No single director is expected to have each criterion. The Board of Directors applies these same criteria in evaluating candidates nominated by stockholders as well as in evaluating those recommended by other sources.

The criteria are reviewed annually by the Nominating and Corporate Governance Committee and the Board of Directors to ensure they remain pertinent and robust. In general, they require that each director:

•	shall be prepared to represent the best interests of all of our stockholders;

•	have a willingness to commit the time required to fully discharge his or her responsibilities to the Board of Directors; and

•	shall be an individual who has demonstrated integrity and ethics in his or her personal and professional life and has established a record of professional accomplishment in his or her chosen field.

In addition, it is anticipated that the Board of Directors as a whole will have individuals that:

•	contribute to the Board of Directors’ overall diversity;

•	contribute positively to the collaborative culture among Board members; and

•	possess professional and personal experiences and expertise relevant to Savient’s goal of being a leading specialty biopharmaceutical company.

A complete statement of the criteria is annexed to our Corporate Governance Guidelines, a copy of which is available in the “Corporate Governance” section of the “About Savient” feature of our website, www.savient.com.

Communications from Stockholders and Other Interested Parties

Our Board of Directors will give appropriate attention to written communications on issues that are submitted by stockholders and other interested parties, and will respond if and as appropriate.

Stockholders who wish to communicate with our entire Board of Directors or our non-executive directors may do so by writing to Savient Pharmaceuticals, Inc., One Tower Center, 14th Floor, East Brunswick, New Jersey 08816, Attention: Chairperson of the Board of Directors. Communications will be forwarded to all directors if they relate to substantive matters that the chairperson of our Board of Directors, in consultation with our General Counsel, considers appropriate for attention by the other directors. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we tend to receive repetitive or duplicative communications.

Board of Directors Meetings and Committees

Our Board of Directors has responsibility for establishing broad corporate policies and reviewing our overall performance rather than day-to-day operations. The Board of Directors’ primary responsibility is to serve the best interests of our stockholders and, in so doing, oversee Savient’s management. The Board of Directors selects, evaluates and provides for the succession of executive officers and, subject to stockholder election, directors. It reviews and approves corporate objectives and strategies, and it evaluates significant policies and proposed major commitments of corporate resources. It participates in decisions that have a potential major economic impact on Savient. Our management keeps the directors informed of company activity through regular reports and presentations at Board and committee meetings.

Our Board of Directors met 20 times during 2008. Each director attended 75% or more of the total number of meetings during 2008 of the Board of Directors and the committees, if any, of which such director was a member.

Our Board of Directors’ standing committees are our Audit and Finance Committee, our Compensation and Human Resources Committee and our Nominating and Corporate Governance Committee. Our Board of Directors has determined that all members of each of its three standing committees are independent as defined under The Nasdaq Stock Market, Inc. Marketplace Rules, including, in the case of all members of the Audit and Finance Committee, the independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act of 1934, as amended. Each committee has a charter that has been approved by our Board of Directors. Each committee must review the appropriateness of its charter and perform a self-evaluation at least annually. You can access our committee charters and our code of ethics in the “Corporate Governance” section of the “About Savient” feature of our website, www.savient.com, or by writing to Savient Pharmaceuticals, Inc., One Tower Center, 14th Floor, East Brunswick, New Jersey 08816, Attention: Investor Relations.

Christopher Clement, our former President and Chief Executive Officer and member of the Board of Directors, was the only director during 2008 who was also an employee of Savient. He did not participate in any portion of a meeting during which his compensation was determined.

We expect, barring extenuating circumstances, that the members of the Board of Directors will attend our 2009 Annual Meeting of Stockholders. Each of our directors attended our 2008 Annual Meeting.

Audit and Finance Committee

Our Audit and Finance Committee assists our Board of Directors in overseeing the quality and integrity of our financial statements, our disclosure and financial reporting process, our internal controls and procedures for financial reporting, the performance of our internal audit function and our registered public accounting firm, the outside registered public accounting firm’s qualifications and independence and compliance with our code of ethics and applicable legal and regulatory requirements. Messrs. Klein (chairperson), Jaeger and Thompson are the current members of the

Audit and Finance Committee. Our Board of Directors has determined that Messrs. Jaeger and Klein qualify as “audit committee financial experts” as defined in Item 407(d) of Regulation S-K promulgated by the Securities and Exchange Commission, or the SEC. During 2008, the Audit and Finance Committee held 10 meetings. The Audit and Finance Committee operates pursuant to a written charter, a copy of which is available in the “Corporate Governance” section of the “About Savient” feature of our website, www.savient.com.

Nominating and Corporate Governance Committee

In 2002, our Board of Directors formed a nominating committee. In 2004, the nominating committee became responsible for taking a leadership role in shaping our corporate governance policies and practices and thus the nominating committee was renamed the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee’s responsibilities include identifying, evaluating and recommending director candidates and the renomination of current directors to the Board, overseeing compliance with our adopted policies and procedures regarding corporate governance principles and practices, and making recommendations to the Board of Directors regarding modifications, if any, to our corporate governance principles and practices.

Messrs. Heller (chairperson), Conrad and Thompson are the current members of the Nominating and Corporate Governance Committee. During 2008, the Nominating and Corporate Governance Committee held five meetings, including a meeting to approve the nominees for election as directors at the 2008 Annual Meeting of Stockholders. The Nominating and Corporate Governance Committee operates pursuant to a written charter, a copy of which is available in the “Corporate Governance” section of the “About Savient” feature of our website, www.savient.com.

Compensation and Human Resources Committee

Our Board of Directors formed the Compensation and Human Resources Committee to review compensation practices applicable company-wide, to recommend compensation for senior executives, including the President and Chief Executive Officer, to administer our employee benefits, stock option and incentive plans, to review and make recommendations to the Board of Directors with respect to all senior management compensation and benefit matters, including our principal executive officer’s compensation, and to review and make recommendations to the Board of Directors with respect to director compensation. In this proxy statement, we sometimes refer to the Compensation and Human Resources Committee as the Compensation Committee. Messrs. Jaeger (chairperson), Conrad and Heller are the current members of the Compensation Committee. During 2008, the Compensation Committee held eight meetings, each of which included an executive session of the committee. Prior to his resignation in November 2008, our former President and Chief Executive Officer, Mr. Clement, was present at all but one of the committee meetings; however, he did not attend any executive sessions. Following his appointment as President in November 2008, Mr. Hamelin attended one meeting held in 2008, and he did not attend the executive session. As discussed below, the Compensation Committee’s compensation consultant attended all or a portion of six of these meetings, including executive sessions.

Our Compensation Committee operates pursuant to a written charter, a copy of which is available in the “Corporate Governance” section of the “About Savient” feature of our website, www.savient.com. The Compensation Committee conducts a yearly review of its charter, which may be amended by a majority vote of the Committee. The chairperson of the Compensation Committee, with input from the President and Committee members, sets the Committee’s agenda and schedules Committee meetings. The Compensation Committee has budgetary authority to retain independent legal, compensation practice and other advisors as it deems necessary or appropriate to carry out its responsibilities.

The Compensation Committee may delegate, pursuant to predetermined and approved guidelines, to one or more executive officers the power to grant options to employees of Savient who are not directors or executive officers. The Compensation Committee has delegated this authority only to our President.

The Compensation Committee is composed entirely of independent directors as determined by our Board of Directors with reference to The Nasdaq Stock Market, Inc. Marketplace Rules and the rules of the SEC. The Compensation Committee establishes and administers an overall compensation program for our executive officers that is intended to support our commitment to enhancing stockholder value by attracting and retaining high-performing executives and motivating them to achieve our objectives. The Compensation Committee reviews and recommends to the Board of Directors for approval all elements of compensation for our principal executive officer and our other executive officers, including the executive officers listed in the Summary Compensation Table appearing on page 20. The Compensation Committee specifically reviews and recommends to the Board of Directors for approval, the salary, annual non-equity incentive awards (which take the form of cash bonuses) and long-term equity incentive compensation and any other benefits for our executive officers. The Compensation Committee also reviews and approves, subject to the ratification of the Board of Directors, the performance measures in the annual and long-term incentive plans for our executive officers, as well as the compensation and long-term incentive policies applicable to all our employees.

Mr. Clement made recommendations to the Compensation Committee regarding our other executive officers’ performance, base salary, annual and long-term equity incentive compensation awards, which the Compensation Committee took into consideration in determining compensation targets for 2008.

Compensation Consultant. The Compensation Committee has engaged Radford Surveys + Consulting as a compensation consultant to provide advice on compensation practices and total compensation levels, data on compensation levels for similar positions at comparable companies and expertise on compensation strategy and program design. Based on this information, as well as on the responsibilities of, and demands placed on, our executive officers, the compensation consultant provides recommendations to the Compensation Committee regarding compensation levels and structure for our executive officers.

Other Committees

In addition to the standing committees discussed above, our Board of Directors from time to time may form temporary advisory committees consisting of one or more directors to review and advise the Board of Directors on specific issues. Our Board of Directors may compensate these directors on a case-by-case basis for service on these advisory committees, based on the amount of work involved.

In November 2008, after Mr. Clement’s resignation, our Board of Directors established a BLA Oversight Committee with responsibility for oversight and management of our efforts to obtain FDA approval of our biologic license application for our drug product candidate, KRYSTEXXA, and for its commercial launch. Dr. Simon (chairperson) and Mr. Heller are the members of the BLA Oversight Committee, which met 3 times in 2008.

Compensation and Human Resources Committee Interlocks and Insider Participation

In 2008 our Compensation Committee consisted of Messrs. Jaeger (chairperson), Conrad and Heller. None of our executive officers has served as a director or member of the compensation committee of any other entity while any executive officer of that entity served as a director or member of our Compensation and Human Resources Committee.

Related Person Transaction Policy

Our Board of Directors has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which Savient is a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our Chief Financial Officer. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the Audit and Finance Committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the Committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chairman of the Committee to review, and, if deemed appropriate, approve proposed related person transactions that arise between Committee meetings, subject to ratification by the Committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the Audit and Finance Committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the Committee will review and consider:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the related person transaction was undertaken in the ordinary course of our business;

•	whether the terms of the related person transaction are no less favorable to us than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to us of, the related person transaction; and

•

any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The Audit and Finance Committee may approve or ratify a related person transaction only if it determines that, under all of the circumstances, the transaction is in Savient’s best interests. The Committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, the Board of Directors has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

•

interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity), that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, and (c) the amount involved in the transaction equals less than the greater of $200,000 or 5% of the annual gross revenues of the company receiving payment under the transaction; and

•	a transaction that is specifically contemplated by provisions of our charter or bylaws.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the Compensation and Human Resources Committee in the manner specified in its charter.

In January 2009, our Board of Directors retained Dr. Simon as a consultant to supervise our efforts to obtain U.S. regulatory approval for KRYSTEXXA, including preparation for our upcoming FDA Arthritis Advisory Committee panel for our biologics license application for KRYSTEXXA. Pursuant to our agreement with Dr. Simon, we have committed to pay Dr. Simon a total of $500,000 during 2009. Accordingly, Dr. Simon is no longer an independent director.

EXECUTIVE COMPENSATION

Compensation Discussion & Analysis

This section provides information regarding the compensation program in place for our principal executive officer, principal financial officer and the three other most highly-compensated executive officers for 2008, which we refer to as named executive officers, or NEOs. It also includes information regarding, among other things, the overall objectives of our compensation program and each element of compensation that we provide.

Compensation Philosophy and Objectives

The Compensation and Human Resources Committee of our Board of Directors, which we refer to as the Compensation Committee, has responsibility for reviewing and making recommendations to the Board of Directors for approval of the compensation and benefits program for our NEOs. The Compensation Committee acts pursuant to a charter that has been approved by our Board of Directors.

Our overall executive compensation philosophy is that total compensation should be based on performance, vary with the attainment of specific strategic, financial and other operational objectives directly related to our strategic business plan and annual budget, be competitive with our peer companies, be internally equitable, and be closely aligned with the interests of our stockholders. We designed these policies to attract and retain executive officers who are critical to our long-term success by providing a competitive compensation package and recognizing and rewarding individual performance and individual contributions to the achievement of company-wide performance.

A Substantial Portion of Compensation Should Be Performance-Based. Our compensation program is designed to reward performance that meets or exceeds predetermined short- and long-term objectives. For example, whether and to what extent annual non-equity incentive awards (annual short-term cash compensation) are made to NEOs depends largely on the extent to which financial, operational, commercial and personal goals (collectively the “Goals”) established by the Compensation Committee and approved by the Board of Directors at the beginning of each calendar year, are attained. We deliver a significant portion of our NEOs’ equity-based compensation in the form of performance-based restricted stock grants, which we refer to as performance shares, that vest if, and only to the extent that, both the NEO remains employed by us and specific Goals and strategic initiatives established for these grants are met and within specified timeframes.

A Substantial Portion of Total Compensation Should Be Delivered in the Form of Long-Term Equity Awards. The Compensation Committee believes that a substantial portion of total compensation should be delivered in the form of equity in order to better align the interests of our NEOs with the interests of our stockholders. In February 2008, we granted annual long-term equity awards to our NEOs in the form of performance shares that vest if and when specific Goals are met and stock options that vest in equal portions over a four-year period. In addition, in December 2008, the Compensation Committee awarded our newly-appointed President options to purchase shares of our common stock in connection with his promotion to the office.

Our Compensation Program Should Enable Us to Compete for Talented Executives. The Compensation Committee believes that stockholders are best served when we can attract and retain talented NEOs with compensation packages that are competitive but fair. The Compensation Committee believes it has designed a compensation package for NEOs that will deliver total compensation (base salary, annual non-equity incentive awards and long-term equity awards) targeted to the median of executive compensation paid by a group of companies that we believe to be our peers, and which we refer to as our Peer Group. When making compensation decisions, we also look at the compensation of our NEOs relative to the compensation paid to similarly-situated executives at companies in our Peer Group. We refer to this process as benchmarking.

Our Compensation Program Should Be Fair, and Perceived as Such, Both Internally and Externally. The Compensation Committee aims to create a compensation program that will be perceived as fair, both internally at Savient and externally. Accordingly, our Compensation Committee annually compares our NEO compensation during the year-end review process (i) to the compensation provided to executive officers of the companies included in our Peer Group, as a means to measure external fairness, and (ii) to our other senior employees, as a means to measure internal fairness.

In evaluating internal fairness, the Compensation Committee has compared the total compensation that we provide to Mr. Hamelin, who was appointed as President in November 2008, and the total compensation that we provided to Mr. Clement, who resigned as President and Chief Executive Officer in November 2008, to the total compensation of the other NEOs, considering the responsibilities and performance of each. For this purpose, total compensation includes base salary, annual non-equity incentive awards, long-term equity awards and other items noted in the Summary Compensation Table. With respect to our President’s salary, the Compensation Committee also targeted his total compensation to a blend of Mr. Clement’s total compensation and Mr. Hamelin’s total compensation in his previous position as a Senior Vice President. Based on this analysis, the Compensation Committee determined that Mr. Hamelin’s base salary and equity holdings, which were based on his former position as Senior Vice President, Commercial Operations, did not reflect his new responsibilities and were lower than the blend of Mr. Clement’s total compensation and Mr. Hamelin’s total compensation as a Senior Vice President, as well as that of similarly-situated executives at companies in our Peer Group. Accordingly, our Compensation Committee increased his base salary and target bonus, and awarded him an additional stock option award.

The Compensation Committee also considers internal pay equity among our other NEOs, and in relation to the next tier of management, in order to maintain compensation levels that are consistent with the individual contributions and responsibilities of those NEOs. Based on this analysis, the Compensation Committee determined that each NEO’s total compensation reflected an appropriate differential for executive compensation, given the different responsibilities of each of the NEOs.

Role of Principal Executive Officer in Compensation Decisions

Our principal executive officer annually reviews the performance of each NEO (other than himself, whose performance is reviewed by the Compensation Committee), and in particular, each NEO’s contributions to achievement of the corporate components of the Goals, strategic objectives and individual development. In February 2008, Mr. Clement presented these reviews, along with his resulting recommendations with respect to salary adjustments and annual non-equity incentive award amounts, to the Compensation Committee. The Compensation Committee then considered his recommendations with respect to each NEO. Mr. Hamelin now has this responsibility.

Role of Compensation Consultant

To assist the Compensation Committee in assessing our compensation program, the Compensation Committee may engage independent consulting firms. Such compensation consultants report directly to the Compensation Committee, and the Compensation Committee has the sole authority to retain and dismiss the compensation consultants. In August 2007, the Compensation Committee engaged Radford Surveys + Consulting, which we refer to as Radford, to provide advice on compensation practices and total compensation levels, data on compensation levels for similar positions at companies in our Peer Group, and expertise on compensation strategy and program design. The Compensation Committee reviews market data provided by Radford in determining the levels, mix and duration of award periods for long-term executive compensation. Radford representatives regularly prepare materials for discussion at Compensation Committee meetings, and they are frequently invited to attend.

Peer Group and Benchmarking Executive Compensation

Radford provides the Compensation Committee with information regarding the executive compensation practices of our Peer Group. The companies that comprise our Peer Group are selected based on: (i) similarity of business model to that of Savient’s; (ii) comparability to Savient based on size, as measured by financial characteristics and number of employees; (iii) stage and complexity of product development; and (iv) financial performance, including (a) total expenditures, (b) market capitalization and (c) total stockholder return.

When making compensation decisions, we consider benchmark data from our Peer Group to inform, rather than supplant, individual and corporate performance, internal and external pay equity and other factors that we consider when making compensation decisions. With Radford’s assistance, the Compensation Committee established our current Peer Group in November 2007, and updated it in August 2008 to remove several companies that were no longer independent companies.

During 2008 our Peer Group consisted of the following life science, pharmaceutical and biopharmaceutical companies:

Acadia Pharmaceuticals	InterMune	Progenics Pharmaceuticals
Array Biopharmaceuticals	Isis Pharmaceuticals	Sangamo BioSciences
CytRx *	Keryx Pharmaceuticals *	Seattle Genetics
Dendreon	Maxygen	SuperGen
Durect	Onyx Pharmaceuticals	Theravance
GTx	Pain Therapeutics	ViroPharma
Incyte	Pharmacopeia *	Xenoport
Indevus Pharmaceuticals

*	Removed from Peer Group in August 2008.

Establishing Compensation

After considering various survey data, business objectives and compensation policies, and the recommendations of our principal executive officer, the Compensation Committee annually determines levels of base compensation and annual and long-term incentives, targeted at the median of compensation paid by companies in our Peer Group. The Compensation Committee can and does vary the compensation of individuals from the competitive benchmarks based on such factors as individual performance, potential for future advancement, the importance of the executive’s position to Savient and the difficulty of replacement, current responsibilities or additions to responsibilities, length of time in current position, and, for recently hired NEOs, their prior compensation packages.

Components of Executive Compensation

The key components of our executive compensation program are base salary, annual non-equity incentive awards and long-term equity-based incentive awards, as discussed below.

Cash Compensation

In determining and evaluating an individual NEO’s cash compensation, we consider individual performance, the attainment of specific strategic, financial and other operational objectives directly related to our strategic business plan, and competitiveness with our Peer Group. Moreover, we believe cash compensation should reflect the external market value of a particular role as well as the experiences and qualifications that an individual brings to the role. We pay cash compensation in the form of salary and annual non-equity incentive awards. Salary is included in the NEO compensation package because the Compensation Committee believes it is appropriate that some portion of compensation be fixed. We also include annual non-equity incentive awards, which are performance-based cash awards, in the package because they permit the Compensation Committee to help motivate our NEOs to pursue particular short-term objectives that the Compensation Committee believes are consistent with the overall goals and strategic direction that the Board of Directors has set for Savient. The components comprising cash compensation, which in the aggregate totaled between approximately 30% and 45% of each individual NEO’s 2008 total compensation, are set forth in the Summary Compensation Table on page 20.

Base Salary. At the beginning of each year, the Compensation Committee reviews and considers adjustments to the base salary of each of our NEOs. Increases, if any, are based on company performance, individual performance, Peer Group data and market conditions. For newly hired or promoted NEOs, base salary is established based on their counterparts at companies in our Peer Group and the individual NEO’s base salary at his immediately prior position. In adjusting salaries, the Compensation Committee is generally mindful of its overall goal to keep cash compensation for the NEOs at the median of cash compensation paid by companies in our Peer Group. Assuming threshold performance levels are met, the amount of cash compensation that is provided to an NEO in the form of salary and annual non-equity incentive awards is generally substantially less than the amount that is provided in the form of long-term equity compensation, which is described below. This weighting reflects the Compensation Committee’s objective of ensuring that a substantial amount of each NEO’s total compensation is tied to long-term, company-wide goals.

2008 Increases in Base Salary. The Compensation Committee approved increases to our NEOs’ base salaries for 2008 based on general inflationary considerations, and, with respect to Drs. Horowitz and Lamm, to adjust their respective base salaries to the median of base salaries of similarly situated executives at companies in our Peer Group. 2008 NEO base salaries approximated the median of base salaries for similarly situated executives at companies in our Peer Group and are summarized below:

Name	Salary Increase	2008 Base Salary

Paul Hamelin	4.5%/20.3%*	$337,404/$406,000

Zebulun D. Horowitz, M.D.	10.3%	$378,700†X

Philip K. Yachmetz	4.5%	$388,212†

Christopher G. Clement	4.5%	$495,860†

Brian J. Hayden	4.5%	$332,049

Robert Lamm	8.9%	$294,000X

*	Reflects salary increases in February 2008 and November 2008, respectively.

†	Includes a one-time increase in the amount of a forfeited flexible spending allowance, as more fully described under Perquisites.

X	Includes a market adjustment.

In 2009, the Compensation Committee, with input from Mr. Hamelin and Radford, approved the maintenance of NEO base salaries at December 31, 2008 levels. The Committee based this decision on its determination that our NEO’s base salaries are approximately at the median of base salaries paid by companies in our Peer Group, salary maintenance is consistent with the broader plan to better control cash expenditures in 2009, and, while a number of the 2008 Goals had been achieved, the degree of achievement was not sufficient to warrant merit increases to NEO base salaries.

Non-Equity Incentive Awards. Our NEOs are eligible to receive annual non-equity incentive awards, which we pay in the form of cash bonuses. The Compensation Committee’s policy is to attribute a significant portion of NEO total cash compensation to such annual non-equity incentive awards. The Compensation Committee retains discretion to modify the targets in light of unexpected events, such as extraordinary business developments, to award non-equity incentive awards even if targets are not met, and to reduce non-equity incentive awards even if targets are met.

In 2008, the non-equity incentive target award levels for our NEOs were 60% of base salary for Mr. Clement, 52.5% of base salary for Mr. Yachmetz, and 50% of base salary for the other NEOs, including Mr. Hamelin. Individual target award levels are reviewed annually to ensure that the respective target amounts reflect the underlying responsibilities of each position within the Company.

2008 Non-Equity Incentive Awards. According to our company-wide compensation policy, non-equity incentive awards for a particular year are based on the achievement of the Goals for that year, including the personal performance of the employee, including our NEOs. In 2008, the Goals included specified drug development and launch goals for our product candidate, KRYSTEXXA, operational and financial goals, and the achievement of specified business development goals. While a number of the 2008 Goals had been achieved, the Compensation Committee determined that the degree of achievement was not sufficient to warrant the grant of non-equity incentive awards to our NEOs for 2008.

Other Compensation. The Compensation Committee may award one-time sign-on bonuses and relocation and temporary housing reimbursement payments, which may be grossed up for taxes, to a newly-hired NEO in connection with the commencement of his employment if it determines that doing so is necessary to attract talented executives.

Each of our NEOs is eligible to participate in our 401(k) plan. Pursuant to the plan, in 2008, all employees, including NEOs, who met age and service requirements could contribute up to $15,500 to our 401(k) plan, 50% of which was matched by Savient. The plan allowed for 2008 “catch-up” contributions of up to $5,000 by participants over the age of 50, which were also subject to matching. Beginning in 2009, the annual limit on an employee’s 401(k) contributions was increased to $16,500, and we reduced the company match to 25% as part of a broader effort to reduce our expenses.

Long-Term Incentive Awards

Our long-term incentive awards program is designed to pay a substantial portion of NEO compensation in the form of equity awards, including a mix of stock options, restricted stock, performance shares and restricted stock units, to better align the NEOs’ interests with those of our stockholders, motivate our senior management team to achieve our key strategic, financial and non-financial goals, including product development goals, and reward superior performance. In recent years, the Compensation Committee awarded a combination of stock options, restricted stock and performance shares, and in 2008 long-term incentive award compensation consisted of equal parts, based on value, of stock options and performance shares. The Compensation Committee believes that these equity grants further our compensation philosophy by rewarding superior performance, measured in terms of our stock price, and the vesting of performance shares upon the attainment of specified objectives, while serving as a retention tool.

The amount of equity compensation that is provided to each NEO in a given year is generally determined by reference to the median Black-Scholes value of equity grants made by, and equity holdings of, comparable executives of companies in the Peer Group as compared to the Black-Scholes value of equity grants made to, and equity holdings of, our NEOs. The Compensation Committee also takes into consideration the NEO’s performance and role in the attainment of specific strategic, financial and operational objectives directly related to our strategic business plan, with reference to prior equity grants made to the NEO. In the case of new hires, the Compensation Committee also considers the NEO’s prior compensation and the value of any forfeited equity awards with his or her prior employer. The amount of equity compensation the Compensation Committee selects for these purposes in a given year is also dependent on the Compensation Committee’s assessment, for that year, of the appropriate balance between total cash and total equity compensation. The portion of the equity component that is tied to the Company’s performance is also evaluated annually for the purpose of determining if the proportion of the equity compensation award based on performance is consistent with the Company’s longer-term objectives. In 2008, the Compensation Committee increased the performance-based element of long-term incentive awards by eliminating restricted stock awards and increasing the proportion of performance share and stock option awards. In making this assessment, the Compensation Committee considered factors such as the relative merits of cash and equity as a device for retaining and motivating NEOs, and the practices, as reported to the Compensation Committee by Radford, of other companies in our Peer Group.

The following is a description of the forms of equity awards that may be made under our Amended and Restated 2004 Incentive Plan, which we refer to as the Incentive Plan:

Stock Options. Stock options granted under the Incentive Plan vest on the basis of the passage of time and continued employment, and generally vest with 25% becoming exercisable on each of the first four anniversaries of the grant date. Stock options have a 10-year term and are granted with an exercise price equal to the fair market value of our common stock on the date of grant.

Restricted Stock. Restricted stock awards granted under the Incentive Plan vest on the basis of the passage of time and continued employment, with restrictions generally lapsing on one-third of the shares on each of the first three anniversaries of the date of grant. Recipients of restricted stock receive dividends, to the extent paid by Savient, on the shares subject to a grant. Shares of restricted stock may not, however, be sold or otherwise transferred prior to the lapse of the restrictions thereon. As noted below, the Compensation Committee determined not to grant restricted stock to our NEOs in 2008, but may elect to do so in the future.

Performance Shares. The Incentive Plan also allows for the award of performance shares. The terms, conditions and period for the vesting of the performance shares granted under these awards are established on a case-by-case basis by the Compensation Committee and approved by the Board of Directors. In determining performance objectives for an award year, some or all of which may take three years or more to determine level of achievement, the Compensation Committee evaluates Savient’s current needs, areas for improvement, areas for business opportunities presented to it by management, stage of drug development, and prior years’ performance. The Compensation Committee believes that the performance criteria it establishes are not readily achievable absent the consistent extraordinary efforts of our NEOs and their respective teams.

2008 Long-Term Incentive Awards.

Grants. In 2008, our long-term incentive compensation consisted of stock options and performance shares, as described in the Grants of Plan-Based Awards Table for the Fiscal Year Ended December 31, 2008, and were targeted at the 50th percentile of the value of long term incentive awards for similarly situated executives at companies in our Peer Group. The Committee based its determination on each NEO’s strong individual and the company’s overall performance in 2007. The Compensation Committee determined the target values of long-term equity awards to each NEO based on the analysis described above and awarded equal portions of stock options and performance shares, measured in terms of relative value, based on a target amount for each NEO. 2008 NEO long-term incentive awards approximated the 50th percentile of the value of long term incentive awards granted to similarly situated executives at companies in our Peer Group and are summarized below:

Name	Performance Shares	Stock Options

Paul Hamelin	20,500	40,000

Zebulun D. Horowitz, M.D.	22,100	42,500

Philip K. Yachmetz	22,100	42,500

Christopher G. Clement	44,200	85,000

Brian J. Hayden	18,200	35,000

Robert Lamm	13,200	30,000

The performance shares awarded to each of our NEOs in 2008 vest based on the following objectives:

•

25% on the completion of a transaction to commercialize KRYSTEXXA in the European Union prior to December 31, 2008 (which objective was not met). Had this objective been met, half of the shares subject to this objective would have vested immediately, and the remaining half would have vested on the one year anniversary of satisfaction of the objective;

•	12.5% on obtaining marketing approval for KRYSTEXXA in the European Union;

•	12.5% on the first commercial sale of KRYSTEXXA in the European Union; and

•

50% on the achievement of specified revenue targets prior to December 31, 2011. If this objective is met, half of the shares subject to this objective will vest immediately, and the remaining half will vest on the one year anniversary of satisfaction of the objective.

In addition, each of our NEOs may earn an additional 25% of the number of performance shares granted if specified “stretch” revenue targets are exceeded prior to December 31, 2011. In this case, half of these additional shares will vest immediately, and the remaining half will vest on the one year anniversary of the satisfaction of the objective. As a result, if all performance criteria are satisfied, each NEO may earn and vest in up to 125% of the number of performance shares granted to them and listed above.

Performance Share Vesting. In December 2006, we awarded performance shares to each of Messrs. Clement, Hamelin and Yachmetz and Dr. Horowitz. These awards vested based on our November 2008 filing of our biologics licensing application for KRYSTEXXA with the U.S. Food and Drug Administration.

In February 2006, we awarded performance shares to Messrs. Clement and Yachmetz and Dr. Horowitz. The terms of these awards provided that a portion of the shares will vest in 2008 if we satisfy specified performance objectives. These objectives were: the absence of any material weakness in our internal controls assessment, enhancements to our financial systems and operation at a specified cash flow level. These objectives were achieved in March 2008 and the shares associated with these objectives vested at that time.

2008 Changes to the Grant of Long-Term Equity Compensation. In light of the importance of Savient’s commercial and development activities in 2008 to our overall success, and in order to further align the NEOs’ interests with Savient’s success in this critical year, the Compensation Committee determined that NEO long-term incentive awards for 2008 would include approximately equal proportions of performance shares and stock options; no time-vested restricted stock was included in the 2008 award. The Compensation Committee may in the future determine to grant restricted stock as a means to reward performance and attract and retain talented executives.

Practices Regarding the Grant of Equity-Based Awards

The Compensation Committee generally makes all equity grants to NEOs during the year-end review process, except in the case of newly-hired or promoted NEOs, who may receive equity grants upon hire or promotion. The Compensation Committee believes that it is appropriate that annual awards be made to approximately coincide with the year-end review process and the start of a new fiscal year in order that the Compensation Committee may evaluate the NEO’s performance for the preceding year, determine the extent to which financial, operational and strategic objectives were achieved, and evaluate each NEO’s contribution to these, and other measures, which are best determined based on a year-to-year comparison. We do not have a program, plan or practice to time equity grants to our NEOs with the release of material non-public information.

All equity awards made to our NEOs, employees and directors are made pursuant to our Incentive Plan. As noted above, all stock options under the Incentive Plan are granted with an exercise price equal to the fair market value of our common stock on the date of grant. Fair market value is defined under our Incentive Plan to be the closing price of a share of our common stock on the date of grant. We do not have any program, plan or practice of awarding options to NEOs and setting the exercise price based on the stock’s price on a date other than the grant date. We do not have a practice of determining the exercise price of option grants by using average prices (or lowest prices) of our common stock in a period preceding, surrounding or following the grant date.

Perquisites

In 2004, the Compensation Committee and the Board of Directors determined that the flexible spending allowance provided to Messrs. Clement and Yachmetz and Dr. Horowitz pursuant to the terms of their employment could be adequately addressed in the compensation package offered to any new NEO and we therefore ceased offering a flexible spending allowance to any NEO hired or promoted after that time. In February 2008, the Compensation Committee determined that the flexible spending allowance, and related tax gross-up payments, provided for by the employment agreements with Messrs. Clement and Yachmetz and Dr. Horowitz likewise could be adequately addressed in these NEOs’ compensation packages. Accordingly, Messrs. Clement and Yachmetz and Dr. Horowitz agreed to cease receiving the flexible spending allowance in exchange for an increase to each of their respective base salaries in 2008 in the amount of the forfeited allowance, but not the related tax gross-up. In addition, we provide each of our NEOs with memberships in two airline clubs, and we provided Mr. Clement a monthly car allowance and tax gross-up payments in amounts equal to the taxes payable on the monthly car allowance.

All Other Benefits

Our NEOs are eligible to receive benefits that all of our employees are entitled to receive, including life, medical and dental insurance, and may participate in our defined contribution and employee stock purchase plan on the same terms as all of our employees.

Post-Termination Payments and Benefits

Each of our NEOs is a party to an employment agreement with us, each of which we refer to as an employment agreement, pursuant to which he is entitled to specified post-termination payments and benefits, the terms of which are set forth below. These agreements provide for payments and benefits if the NEO’s employment terminates for a qualifying event or circumstance, such as being terminated without “Cause,” resigning for “Good Reason” under specified circumstances or termination upon a “Change in Control,” as these terms are defined in the employment agreements, as discussed below.

In 2007, the Compensation Committee analyzed and reassessed the post-termination compensation arrangements in each NEO’s employment agreement to determine whether they were necessary and appropriate under the circumstances at the time and given the circumstances of the individual NEOs. In conducting this analysis, the Compensation Committee considered the aggregate value of the equity awards made over time to each NEO as well as the aggregate value of all compensation that would result in the event of each triggering event under the post-termination compensation arrangements. In analyzing the continued necessity of these payments and their relative cost to us, the Compensation Committee compared the total “walk-away” amounts to the aggregate value of the equity awards made over time to our NEOs. Based on this examination, the Compensation Committee determined that the aggregate value of the equity awards made over time to our NEOs, based on the then current share price, was not sufficiently high to justify the removal of the provisions regarding termination of employment, including severance payments and accelerated vesting, and that these provisions still served their original purpose as a retention device. The Compensation Committee reconfirmed these conclusions in 2008.

The Compensation Committee and the Board of Directors believe that these severance arrangements are an important part of the overall arrangements with our NEOs as they are intended to help secure their continued employment and dedication, notwithstanding any concern they may have at such time regarding their own continued employment, prior to or following a Change in Control. The Compensation Committee also believes that these arrangements are important as a recruitment and retention device, as all or nearly all of the companies with which we compete for executive talent maintain similar arrangements for their senior employees.

Basis for Principal Executive Officer Compensation

Our compensation program is designed to foster a pay-for-performance philosophy and ownership culture. In setting compensation levels for Messrs. Hamelin and Clement, our current and former principal executive officers, respectively, the Compensation Committee reviewed the competitor and market data provided by Radford and targeted their respective overall compensation at approximately the median for Peer Group companies.

In connection with Mr. Hamelin’s promotion to President in November 2008, the Compensation Committee examined Mr. Hamelin’s total compensation package. The Compensation Committee determined that Mr. Hamelin’s compensation package was not appropriately aligned with those of similarly situated executives at companies in our Peer Group or the other NEOs, particularly given the increase in Mr. Hamelin’s responsibilities. The Compensation Committee also determined that Mr. Hamelin’s compensation package was not aligned with a blend of Mr. Clement’s total compensation at the time of his resignation and Mr. Hamelin’s total compensation as Senior Vice President. In order to ensure that our compensation practices remained competitive with those of companies in our Peer Group and were internally equitable, in November 2008, the Compensation Committee awarded to Mr. Hamelin a one-time grant of 150,000 stock options, increased his base salary by 20.3% to $406,000 and increased his target non-equity annual incentive award from 50% of base salary to 60%. For 2007, non-equity incentive awards were calculated by multiplying the NEO’s target award by a personal performance factor determined by the Compensation Committee and reflecting the NEO’s performance for 2007. If an NEO meets expectations, the performance factor would generally be 100%. If the NEO exceeds expectations, the performance factor would generally be more than 100%, and if the NEO fails to meet expectations, the performance factor would generally be less than 100%. In February 2008, while he was a Senior Vice President of the Company, the Compensation Committee increased Mr. Hamelin’s annual base salary by 4.5% to $337,404, awarded him an annual non-equity incentive award of $191,303 for 2007 performance, which was paid in 2008, based on a 118.5% performance factor, and awarded him the following long-term incentive award grants: options to purchase 40,000 shares of our common stock and a performance share award, as described above, pursuant to which up to 20,500 shares may be earned in the future based on achievement of performance targets. Please see Grants of Plan-Based Awards Table for the Fiscal Year Ended December 31, 2008.

In February 2008, the Compensation Committee increased Mr. Clement’s base salary by 4.5% to $517,274 for general inflationary considerations, awarded an annual non-equity incentive award for 2007 performance of $342,619, which was paid in 2008, based on a 120% performance factor, and made the following long-term incentive award grants: options to purchase 85,000 shares of our common stock and a performance share award, as described above, pursuant to which up to 44,200 shares could be earned based on achievement of performance targets.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to public companies for certain compensation in excess of $1 million paid to the company’s chief executive officer and other officers whose compensation is required to be disclosed to the company’s stockholders under the Securities Exchange Act of 1934, as amended, by reason of being the four most highly compensated officers. Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if specified requirements are met. In general, our compensation program is designed to reward executives for the achievement of our performance objectives. The stock plan is designed in a manner intended to comply with the performance-based exception to Section 162(m). Nevertheless, compensation attributable to awards granted under the plans may not be treated as qualified performance-based compensation under Section 162(m). In addition, the Compensation Committee considers it important to retain flexibility to design compensation programs that are in the best interests of Savient and its stockholders and, to this end, the Compensation Committee reserves the right to use its judgment to authorize compensation payments that may be subject to the limitations under Section 162(m) when the Compensation Committee believes that compensation is appropriate and in the best interests of Savient and our stockholders, after taking into consideration changing business conditions and performance of our employees.

REPORT OF THE COMPENSATION AND HUMAN RESOURCES COMMITTEE

The Compensation and Human Resources Committee of the Company has reviewed and discussed the Compensation Discussion & Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation and Human Resources Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement filed in connection with the 2009 Annual Meeting of Stockholders.

By the Compensation and Human Resources Committee
Stephen O. Jaeger (Chairperson)
Herbert Conrad
Alan Heller

SUMMARY COMPENSATION TABLE
FOR THE FISCAL YEAR ENDED DECEMBER 31, 2008

The following table includes information concerning compensation awarded during or for the fiscal year ended December 31, 2008 to our NEOs.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)		Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)		All Other Compensation ($)(5)	Total ($)
Paul Hamelin (4)	2008	344,150	204,726		308,770	—		10,250	867,896
President	2007	322,875	229,437		218,945	191,303		10,250	972,810
	2006	259,115	17,479		37,668	195,917		49,037	559,216
Zebulun D. Horowitz	2008	378,700	378,556		437,213	—		10,250	1,204,719
Senior Vice President and	2007	329,715	645,922		390,898	206,072		34,275	1,606,882
Chief Medical Officer	2006	317,034	230,913		136,048	182,294		37,040	903,329
Philip K. Yachmetz	2008	388,212	453,538		508,510	—		10,250	1,360,510
Senior Vice President,	2007	357,141	786,726		420,677	222,186		36,775	1,823,505
General Council	2006	343,505	252,185		89,464	198,375		34,675	918,204
Christopher G. Clement(6)	2008	517,274	(29,923	)(7)	817,437	310,365	(8)	23,203	1,638,341
Former President and	2007	475,860	1,967,241		681,303	342,619		58,570	3,525,593
Chief Executive Officer	2006	432,600	447,877		233,739	285,516		59,428	1,459,160
Brian J. Hayden(9)	2008	332,049	124,299		277,386	—		10,250	743,984
Former Senior Vice President,	2007	317,750	171,164		186,968	188,267		10,250	874,399
Chief Financial Officer and	2006	152,615	53,004		62,786	85,250		142,857	496,512
Treasurer
Robert Lamm(10)	2008	294,000	162,959		242,933	—		10,250	710,142
Former Senior Vice President,	2007	270,000	186,194		175,017	159,975		7,750	798,936
Quality and Regulatory Affairs	2006	245,982	11,119		57,928	131,250		10,170	456,449

(5)	Categories and values of awards reported in All Other Compensation are set forth in the following table:

Name	Year	Flexible Spending Account ($)(a)	Car Allowance ($)	Relocation Expenses ($)	401K Employer Match ($)	Other Payments ($)(b)	Tax Gross-Up			Total ($)
							Flexible Spending Account ($)	Car Allowance ($)	Relocation Expenses ($)
Paul Hamelin	2008	—	—	—	10,250	—	—	—	—	10,250
	2007	—	—	—	10,250	—	—	—	—	10,250
	2006	—	—	21,014	10,000	610	—	—	17,413	49,037
Zebulun D. Horowitz	2008	—	—	—	10,250	—	—	—	—	10,250
	2007	15,000	—	—	7,750	—	11,525	—	—	34,275
	2006	15,000	—	—	10,000	515	11,525	—	—	37,040
Philip K. Yachmetz	2008	—	—	—	10,250	—	—	—	—	10,250
	2007	15,000	—	—	10,250	—	11,525	—	—	36,775
	2006	15,000	—	—	7,500	650	11,525	—	—	34,675
Christopher G. Clement	2008	—	9,000	—	7,288	—	—	6,915	—	23,203
	2007	20,000	9,000	—	7,288	—	15,367	6,915	—	58,570
	2006	20,000	9,000	—	6,996	1,150	15,367	6,915	—	59,428
Brian J. Hayden	2008	—	—	—	10,250	—	—	—	—	10,250
	2007	—	—	—	10,250	—	—	—	—	10,250
	2006	—	—	67,722	10,000	—	—	—	65,135	142,857
Robert Lamm	2008	—	—	—	10,250	—	—	—	—	10,250
	2007	—	—	—	7,750	—	—	—	—	7,750
	2006	—	—	—	10,000	170	—	—	—	10,170

(a)	Flexible spending accounts, and related tax gross-up payments, were discontinued as of January 1, 2008. For more information see Components of Executive Compensation—Perquisites.

(b)	Consists of restricted stock par value payments and airline club membership fees.

(6)

Mr. Clement resigned in November 2008. On January 17, 2009, we entered into a General Release and Separation Agreement (the “Separation Agreement”) with Mr. Clement pursuant to which we accrued severance costs of approximately $1.9 million for the year ended December 31, 2008, to be paid out over 24 months commencing 60 days following the date of his resignation. Such amount consists of (i) two times Mr. Clement’s annual base salary, totaling approximately $1.0 million, (ii) a non-equity incentive award of 60% of two times annual base salary, totaling approximately $0.6 million, (iii) continuation of healthcare, dental, life and accidental death and dismemberment and disability insurance coverage for a period of 24 months, totaling approximately $0.2 million, and (iv) accrued and unused vacation days and outplacement assistance, totaling approximately $0.1 million.

(7)

Includes the impact of the reversal of a restricted stock award that contained a market condition. As a result of Mr. Clement’s resignation in November 2008, the derived requisite service period for this award was not met, and we therefore reversed approximately $1.5 million of compensation expense that was previously charged against income throughout 2008 and 2007. Excluding the impact of the reversal of the market-based award, the stock award compensation for Mr. Clement as shown in this column was $1,503,188.

(8)

The award amount is based on the terms of Mr. Clement’s employment agreement and separation agreement, as described below, pursuant to which he will receive 60% of two years’ base salary paid over a period of 24 months.

(9)

Mr. Hayden was terminated from his position as Senior Vice President, Chief Financial Officer, on February 12, 2009. Pursuant to the terms of his employment agreement Mr. Hayden will remain employed by the Company for a 60-day period following the date of his termination.

(10)

Dr. Lamm resigned from his position as Senior Vice President, Quality and Regulatory, on February 12, 2009. Pursuant to the terms of his employment agreement Mr. Lamm will remain employed by the Company for a 60-day period following the date of his resignation.

GRANTS OF PLAN-BASED AWARDS
FOR THE FISCAL YEAR ENDED DECEMBER 31, 2008

The following table sets forth information with respect to grants of awards made during or for the fiscal year ended December 31, 2008 to our NEOs:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)(1)	Estimated Future Payouts Under Equity Incentive Plan Awards (#) (2)		All Other Stock Awards Number of Shares of Stock or Units (#) (3)	All Other Option Awards Number of Securities Underlying Options (#) (4)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)
			Target	Maximum
Paul Hamelin		174,694	—	—	—	—	—	—
	2/15/2008	—	—	—	—	40,000	20.59	493,200	(5)
	12/19/2008	—	—	—	—	150,000	4.53	469,500	(5)
	2/15/2008	—	20,500	25,625	—	—	—	422,095	(6)
Zebulun D. Horowitz		189,350	—	—	—	—	—	—
	2/15/2008	—	—	—	—	42,500	20.59	524,025	(5)
	2/15/2008	—	22,100	27,625	—	—	—	455,039	(6)
Philip K. Yachmetz		203,811	—	—	—	—	—	—
	2/15/2008	—	—	—	—	42,500	20.59	524,025	(5)
	2/15/2008	—	22,100	27,625	—	—	—	455,039	(6)
Christopher G. Clement		310,364	—	—	—	—	—	—
	2/15/2008	—	—	—	—	85,000	20.59	1,048,050	(5)
	2/15/2008	—	44,200	55,250	—	—	—	910,078	(6)
Brian J. Hayden		166,025	—	—	—	—	—	—
	2/15/2008	—	—	—	—	35,000	20.59	431,550	(5)
	2/15/2008	—	18,200	22,750	—	—	—	374,738	(6)
Robert Lamm		147,000	—	—	—	—	—	—
	2/15/2008	—	—	—	—	30,000	20.59	369,900	(5)
	2/15/2008	—	13,200	16,500	—	—	—	271,788	(6)

(1)

Amounts represent 2008 target non-equity incentive grant awards, however, we did not make any non-equity incentive plan awards in 2008. There are no thresholds or maximums for estimated future payouts under non-equity incentive plan awards.

(2)

Consists of performance shares granted under our Incentive Plan. These shares vest when certain goals and objectives established by the Compensation Committee and approved by our Board of Directors are met. The grant date fair value of these awards is the number of shares awarded multiplied by the closing price of our common stock on the date of the award, which was $20.59 per share on February 15, 2008. There can be no future payouts associated with the performance shares granted to any of Messrs. Clement and Hayden or Dr. Lamm as there is no possibility the vesting conditions for these awards will be satisfied prior to the expiration of the 60-day period following their respective terminations. If the goals or objectives established by the Compensation Committee are not achieved, the NEO is not entitled to the award.

(3)	Consists of restricted stock awarded under the Incentive Plan. We made no restricted stock awards in 2008.

(4)

Consists of options to purchase shares of our common stock awarded under the Incentive Plan. Pursuant to the Separation Agreement with Mr. Clement, Mr. Clement will continue to vest in stock options previously awarded to him until July 17, 2009, after which all unvested shares will be cancelled. The first tranche of this award vested on February 15, 2009, and neither of Mr. Hayden or Dr. Lamm will vest in any subsequent tranches.

(5)

Represents the number of shares subject to each award multiplied by the fair value of the award that was derived from our Black-Scholes model on the grant date of the award in accordance with SFAS 123R.

(6)	Represents the number of shares awarded multiplied by our stock price on the grant date of February 15, 2008, which was $20.59, in accordance with SFAS 123R.

Employment Agreements

During 2008, all of the NEOs were employed pursuant to employment agreements with us. Each employment agreement sets forth, among other things, the NEO’s base salary at the time the agreement was entered into, non-equity incentive award opportunity, and entitlement to participate in our benefit plans and equity incentive awards. Each of the employment agreements is for an initial three-year term and is automatically renewable for additional one-year terms unless either we or the NEO gives notice of non-renewal at least 90 days prior to the expiration date of the agreement.

The employment agreements provide that each NEO will be entitled to participate in each employee benefit plan maintained by us, including participation in the Incentive Plan, and to receive specified post-termination payments upon termination under specified circumstances. Please see Potential Payments Upon Termination or Change in Control for a description of such agreements.

Equity Awards

In February 2008, the Compensation Committee granted equity awards under the Incentive Plan to each of our NEOs. The Compensation Committee granted stock options to each of our NEOs in 2008 under the Incentive Plan that vest in four equal annual installments on each of the first four anniversaries of the date of grant and that have a 10-year term. All options were granted with an exercise price equal to the fair market value of our common stock on the date of grant. In addition, the Compensation Committee made a promotional grant of 150,000 stock options to Mr. Hamelin in connection with his appointment to President in November 2008.

The Compensation Committee also granted performance shares to each NEO under the Incentive Plan in 2008. Performance shares vest if and when pre-determined strategic, financial and operational objectives determined by the Compensation Committee and approved by the Board of Directors are achieved. If these objectives are not met within the time period specified in the grants, then the portion of the performance shares allocated to such objectives are forfeited. Holders of performance shares may not vote these securities in stockholder votes. Please see Compensation Discussion & Analysis—Components of Executive Compensation—Long-Term Incentive Awards—Performance Shares and 2008 Long-Term Incentive Awards for a description of the performance targets to be met.

Salary and Non-Equity Incentive Awards in Proportion to Total Compensation

As described in Compensation Discussion & Analysis—Compensation Philosophy and Objectives, we believe that a substantial portion of each NEO’s compensation should be in the form of equity awards. Our Compensation Committee believes that our current compensation program better aligns our NEOs’ interests with the interests of our stockholders, while also permitting the Compensation Committee to help motivate NEOs to pursue specific short- and long-term performance goals. Please see Compensation Discussion & Analysis—Compensation Philosophy and Objectives for a description of the objectives of our compensation program and overall compensation philosophy.

OUTSTANDING EQUITY AWARDS
AT THE END OF THE FISCAL YEAR ENDED DECEMBER 31, 2008

The following table includes information with respect to the value of all unexercised options and restricted stock previously awarded to our NEOs for the fiscal year end December 31, 2008.

Name	Option Awards				Stock Awards
	Numbers of Securities Underlying Unexercised Options (#) Exercisable	Numbers of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Paul Hamelin	—	150,000	4.53	12/19/2018	9,240	53,500	15,375	89,021
	—	40,000	20.59	2/15/2018	6,333	36,668	17,325	100,312
	6,063	18,192	14.43	2/15/2017	4,000	23,160	9,500	55,005
	14,697	28,500	12.11	12/8/2016
	8,769	30,000	5.11	5/23/2016

Zebulun D. Horowitz	—	42,500	20.59	2/15/2018	13,860	80,249	16,575	95,969
	9,095	27,288	14.43	2/15/2017	11,667	67,552	25,988	150,471
	52,500	52,500	12.11	12/8/2016	5,500	31,845	17,500	101,325
	16,500	16,500	4.62	2/15/2016
	18,750	6,250	2.78	4/12/2015
	70,000	—	4.31	2/17/2014

Philip K. Yachmetz	—	42,500	20.59	2/15/2018	13,860	80,249	16,575	95,969
	9,095	27,288	14.43	2/15/2017	15,000	86,850	25,988	150,471
	67,500	67,500	12.11	12/8/2016	6,666	38,596	22,500	130,275
	20,750	20,750	4.62	2/15/2016
	6,250	6,250	2.78	4/12/2015
	72,500	—	2.42	5/28/2014

Christopher G. Clement	—	85,000	20.59	7/17/2009	29,414	170,307	33,150	191,939
	19,303	57,909	14.43	7/17/2009	21,667	125,452	55,150	319,319
	97,500	97,500	12.11	7/17/2009	16,666	96,496	32,500	188,175
	25,000	25,000	4.62	7/17/2009
	12,500	12,500	2.78	7/17/2009
	100,000	—	4.31	7/17/2009
	50,500	—	2.97	7/17/2009
	200,000	—	4.42	7/17/2009

Brian J. Hayden	—	35,000	20.59	4/13/2009	15,907	92,102	13,650	79,034
	6,063	18,192	14.43	4/13/2009			17,326	100,318
	50,000	75,000	5.33	4/13/2009

Robert Lamm	—	30,000	20.59	4/13/2009	7,084	41,016	9,900	57,321
	4,649	13,947	14.43	4/13/2009	5,667	32,812	13,283	76,909
	25,500	25,500	12.11	4/13/2009	5,000	28,950	8,500	49,215
	20,000	20,000	4.62	4/13/2009
	26,433	—	2.97	4/13/2009

(1)

Stock options vest at a rate of 25% on each of the first four anniversaries of the date of grant. Of the amounts shown in this column for Mr. Clement, 65,553 options will vest prior to July 17, 2009, the date through which, pursuant to the terms of the Separation Agreement, Mr. Clement’s unvested options will continue to vest. All remaining unvested options will be cancelled. Of the amounts shown in this column for Mr. Hayden, 14,814 options will vest prior to the expiration of the 60-day period following his termination. All remaining unvested options will be cancelled. Of the amounts shown in this column for Dr. Lamm, 22,149 options will vest prior to the expiration of the 60-day period following his termination. All remaining unvested options will be cancelled.

(2)

All restricted stock awards vest as to 33% of the shares on each of the first three anniversaries of the date of grant. Of the amounts shown in this column for Mr. Clement, 31,396 restricted shares vested on January 17, 2009, the date of Mr. Clement’s separation from employment. All unvested shares of restricted stock held by Mr. Clement at the time of his separation of service from the Company vested immediately on a pro rata basis as of January 17, 2009 and the remainder were cancelled. Of the amounts shown in this column for Mr. Hayden, 7,953 restricted shares vested on February 15, 2009 and approximately 1,634 shares will vest on April 13, 2009, the date of Mr. Hayden’s separation from employment. The remainder will be cancelled. Of the amounts shown in this column for Dr. Lamm, 5,000 shares of restricted stock vested on January 21, 2009, 3,542 shares of restricted stock vested on February 15, 2009 and approximately 2,962 shares of restricted stock will vest on April 13, 2009, the date of Dr. Lamm’s separation from employment. The remainder will be cancelled.

(3)	The market value of stock awards is based on the closing price of the Company’s common stock as of December 31, 2008, which was $5.79.

(4)

Consists of performance shares issued under our Incentive Plan. These shares vest when certain goals and objectives established by the Compensation Committee for 2009 through 2011 are met. For a description of performance goals, see Compensation Discussion & Analysis—Components of Executive Compensation—Long-Term Incentive Awards—Performance Shares. As noted above, the unvested performance shares held by Messrs. Clement and Hayden and Dr. Lamm will not vest as there is no possibility the vesting conditions for these awards will be satisfied prior to the expiration of the 60-day period following their respective terminations.

OPTION EXERCISES AND STOCK VESTED
DURING THE FISCAL YEAR ENDED DECEMBER 31, 2008

The following table includes information with respect to option exercises and performance share and restricted stock vestings for our NEOs during the fiscal year ended December 31, 2008.

Name	Options Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Paul Hamelin	20,034	276,555	24,453	269,289
Zebulun D. Horowitz	80,000	1,525,847	66,429	940,414
Philip K. Yachmetz	25,000	520,813	80,180	1,103,168
Christopher G. Clement	37,000	695,188	127,207	1,810,399
Brian J. Hayden	5,000	90,711	20,453	451,398
Robert Lamm	—	—	17,708	142,542

(1)	The value realized represents the difference between the market price of the underlying securities at exercise and the exercise price multiplied by the number of shares exercised.

(2)	The value realized represents the market price of the underlying securities at the vesting date multiplied by the number of shares vested.

Equity Compensation Plan Information

The following table summarizes information about our equity compensation plans by type as of December 31, 2008.

Plan category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	3,562,916	(1)	$8.29	(1)	2,473,682	(2)
Equity compensation plans not approved by security holders	—		—		—
Total	3,562,916		$8.29		2,473,682

(1)

Includes outstanding stock options only. Excludes 874,729 and 350,785 shares of restricted stock and performance shares, respectively, that were unvested and not forfeited as of December 31, 2008. Under our 1998 Employee Stock Purchase Plan, participants are granted the right to purchase our common stock on certain dates within a pre-determined purchase period at 85% of our stock price on the first or last day of the period, whichever is lower. Accordingly, the number of shares to be issued in connection with this plan is indeterminable.

(2)	Consists of shares of our common stock available for issuance under the Incentive Plan.

Potential Payments upon Termination or Change in Control

As noted under Compensation Discussion & Analysis—Post-Termination Payments and Benefits, we have entered into an employment agreement with each of our current and former NEOs that provides for payments of specified benefits, as described in the table below, upon the termination of the NEO’s employment. The NEO’s rights upon a termination of his employment depend upon the circumstances of the termination. The definition of “Change in Control,” as used in the employment agreements, is set forth below.

In the event that we terminate Mr. Hamelin’s employment at any time for any reason other than Cause, as defined in his employment agreement, we are required to pay Mr. Hamelin a payment equal to the product determined by multiplying his annual base salary by two and his targeted annual non-equity incentive award by 1.75 in periodic payments in accordance with our payroll policies. In addition, Mr. Hamelin will receive continuation of medical, life and disability insurance and similar benefits for 18 months. In the event that Mr. Hamelin terminates his employment with us at any time for Good Reason, as defined in his employment agreement, we are required to pay Mr. Hamelin a payment equal to the product determined by multiplying his annual base salary and his targeted annual non-equity incentive award by 1.5 in periodic payments in accordance with our payroll policies. In the event of a termination for Good Reason, Mr. Hamelin will receive continuation of medical, life and disability insurance and similar benefits for 18 months. However, Mr. Hamelin will receive 2.25 times his salary and his targeted annual non-equity incentive award if within 24 months following a Change in Control we terminate Mr. Hamelin for any reason other than Cause, death or disability or fail to renew his employment agreement (if it would otherwise have expired during the period), or Mr. Hamelin terminates his employment for Good Reason or we or any successor materially breaches any material provision of his employment agreement.

In the event that we terminate Dr. Horowitz’s employment at any time for any reason other than Cause, or he terminates his employment for Good Reason, as defined in his employment agreement, we are required to pay Dr. Horowitz a payment equal to the product determined by multiplying his base salary and his targeted annual non-equity incentive award by 1.5 (the “SVP Service Multiplier”) in periodic payments in accordance with our payroll policies. Dr. Horowitz will receive continuation of medical, life and disability insurance and similar benefits for that number of months equal to the SVP Service Multiplier times 12. However, the SVP Service Multiplier is two if within 24 months following a Change in Control we terminate Dr. Horowitz for any reason other than Cause, death or disability or fail to renew his employment agreement (if it would otherwise have expired during the period) or if he terminates his employment for Good Reason, or we or a successor materially breach any material provision of his employment agreement.

In the event that we terminate Mr. Yachmetz’ employment at any time for any reason other than Cause, or Mr. Yachmetz terminates his employment for Good Reason, as defined in his employment agreement, we are required to pay Mr. Yachmetz a payment equal to the product determined by multiplying his base salary and his target annual non-equity incentive award by 1.75 (the “Yachmetz Service Multiplier”) in periodic payments in accordance with our payroll policies. In addition, Mr. Yachmetz will receive continuation of medical, life and disability insurance and similar benefits for that number of months equal to the Yachmetz Service Multiplier times 12. However, the Yachmetz Service Multiplier is 2.25 if within 24 months following a Change in Control we terminate Mr. Yachmetz for any reason other than Cause, death or disability or fail to renew his employment agreement (if it would otherwise have expired during the period), or Mr. Yachmetz terminates his employment for Good Reason, or we or a successor materially breaches any material provision of his employment agreement.

David Gionco has served as our Chief Financial Officer since February 2009. In the event that we terminate Mr. Gionco’s employment at any time for any reason other than Cause, or he terminates his employment for Good Reason, as defined in his employment agreement, Mr. Gionco will be entitled to receive his base salary for a period of 52 weeks. In addition, Mr. Gionco will receive continuation of medical, life and disability insurance and similar benefits during this period. In the event Mr. Gionco’s employment is terminated due to his disability, he will be entitled to a pro rata portion of his short-term non-equity incentive award for the year in which the disability occurred.

As Mr. Clement resigned in November 2008, which resignation is being treated as a termination without Cause, as defined in his employment agreement, we are required to pay Mr. Clement a payment equal to the product determined by multiplying his annual base salary and his targeted annual non-equity incentive award by two in periodic payments in accordance with our payroll policies. In addition, Mr. Clement will receive continuation of medical, life and disability insurance and similar benefits for 24 months. In addition, Mr. Clement would have been “grossed-up” for any “golden parachute” excise taxes under Section 280G of the Internal Revenue Code of 1986, as amended, that he would have had to pay as a result of severance payments, but as these taxes were not triggered no such gross-up was made.

As Mr. Hayden was terminated, and Dr. Lamm resigned, in February 2009, which resignation and termination are both being treated as a termination without Cause, as defined in each of their respective employment agreements, we are required to pay each NEO a payment equal to the product determined by multiplying his annual base salary and his targeted annual non-equity incentive award by the SVP Service Multiplier in periodic payments in accordance with our payroll policies. In addition, each will receive continuation of medical, life and disability insurance and similar benefits for 18 months.

Each of Messrs. Clement, Hamelin and the other NEOs, with the exception of Mr. Gionco, agreed pursuant to the terms of his employment agreement that $45,000, $45,000 and $40,000, respectively, of the amount to which he is entitled will be withheld by us for 12 months following the termination of his employment agreement to ensure compliance with the non-solicitation and non-competition covenants of his employment agreement, except there is no such withholding if the termination is within 24 months of a Change in Control. Following the termination of employment of a NEO for any reason other than for Cause, we will reimburse the NEO for the costs of all outplacement services obtained by him for two and one half years in the case of Mr. Clement, and two years in the case of any of the other NEOs, with the exception of Mr. Gionco, from the termination of his employment with us, up to a maximum of 20% of his base salary in effect on the date of the termination of his employment for Messrs. Clement and Yachmetz and Dr. Horowitz and 10% for Messrs. Hayden and Hamelin and Dr. Lamm. Each of our NEOs is subject to a non-compete for a period of 6 months following the effective date of his termination from employment.

Additionally, upon a termination in connection with a Change in Control, all options, restricted stock and performance shares held by our current NEOs shall immediately vest.

Pursuant to their employment agreements, each of the NEOs agreed that during the term of his respective employment agreement and for six months thereafter he will not compete with us. In addition, each of the NEOs agreed that during the term of his respective employment agreement and for 12 months thereafter he will not solicit our employees. These covenants terminate if, following a Change in Control, we terminate the NEO’s employment without Cause or if the NEO terminates his employment for Good Reason.

For purposes of the employment agreements, a “Change in Control” shall be deemed to occur as of the first day that any one or more of the following conditions is satisfied:

(a)

any consolidation or merger in which we are not the continuing or surviving entity or pursuant to which shares of our common stock would be converted into cash, securities or other property, other than (i) a merger of Savient in which the holders of our common stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (ii) a consolidation or merger that would result in our voting securities outstanding immediately prior thereto continuing to represent (by being converted into voting securities of the continuing or surviving entity) more than 50% of the combined voting power of the voting securities of the continuing or surviving entity immediately after such consolidation or merger and that would result in the members of the Board of Directors immediately prior to such consolidation or merger (including for this purpose any individuals whose election or nomination for election was approved by a vote of at least two-thirds of such members) constituting a majority of the board (or equivalent governing body) of the continuing or surviving entity immediately after such consolidation or merger;

(b)	any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all our assets;

(c)	our stockholders approve any plan or proposal for our liquidation or dissolution;

(d)

any person shall become the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of 40% or more of our outstanding common stock other than pursuant to a plan or arrangement entered into by such person and us; or

(e)

during any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board of Directors shall cease for any reason to constitute a majority of the Board of Directors unless the election or nomination for election by our stockholders of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

The amount of compensation payable, and value of benefits provided, to each NEO upon termination for Cause, termination for Good Reason, and termination following a Change in Control is shown in the tables below. The amounts shown assume that such termination was effective as of December 31, 2008, and thus includes amounts earned through such time and are estimates of the amounts that would be paid out to the NEOs upon their termination. The actual amounts to be paid out can only be determined at the time of the NEO’s separation from Savient.

Termination Without Cause Payment and Benefit Estimates
as of December 31, 2008

Name	Salary and Bonus ($)	Accrued and Unused Vacation ($)	Stock Options ($)		Restricted Stock Vesting ($)(1)		Health and Benefits Continuation ($)	Outplacement Services ($)	Total ($)
Paul Hamelin	1,238,300	12,492	—		40,002		34,343	40,600	1,365,737
Zebulun Horowitz	852,075	13,837	—		67,526		32,254	75,740	1,041,432
Philip Yachmetz	1,019,057	14,931	—		74,709		51,698	77,642	1,238,037
Christopher Clement(2)	1,655,277	19,895	683,535	(3)	211,295	(4)	45,533	103,455	2,718,983
Brian Hayden	747,111	7,663	—		40,370		44,532	33,205	872,881
Robert Lamm	661,500	8,055	—		48,297		33,836	29,400	781,088

(1)

The vesting of restricted stock is based on a pro rata calculation applying the applicable percentage defined in the restricted stock agreement times the number of days that have elapsed from the date of the agreement or the last vesting period. Restricted stock that are deemed vested are valued using the closing price of $5.79 at December 31, 2008.

(2)

Pursuant to the term of Mr. Clement’s employment agreement and Separation Agreement, we accrued severance costs of approximately $1.9 million for the year ended December 31, 2008, which will be paid out over 24 months commencing on January 30, 2009, consisting of (i) two years’ base salary totaling approximately $1.0 million, (ii) non-equity incentive award at 60% of two times base salary totaling approximately $0.6 million, (iii) continuation of healthcare, dental, life and accidental death and dismemberment and disability insurance coverage for a period of 24 months totaling approximately $0.2 million, and (iv) accrued and unused vacation days and outplacement assistance in the amount of approximately $0.1 million.

(3)

Represents the intrinsic value of Mr. Clement’s vested stock options and unvested stock options that will vest prior to July 17, 2009 at December 31, 2008, based on the difference between the strike price of the stock options and the closing price of our common stock on December 31, 2008, which was $5.79.

(4)

Represents the value of Mr. Clement’s previously unvested restricted stock awards that vested, on a pro rata basis, as of January 17, 2009. This amount is based on the number of shares that vested, 31,396, valued at the closing price of our common stock on January 17, 2009, which was $6.73.

Termination by Executive for Good Reason Payment and Benefit Estimates
as of December 31, 2008

Name	Salary and Bonus($)	Accrued and Unused Vacation($)	Health and Benefits Continuation($)	Outplacement Services($)	Total($)
Paul Hamelin	974,400	12,492	34,343	40,600	1,061,835
Zebulun Horowitz	852,075	13,837	32,254	75,740	973,906
Philip Yachmetz	1,019,057	14,931	51,698	77,642	1,163,328
Christopher Clement(1)	—	—	—	—	—
Brian Hayden	747,110	7,663	44,532	33,205	832,510
Robert Lamm	661,500	8,055	33,836	29,400	732,791

(1)	As of December 31, 2008, Mr. Clement was not eligible to receive any payments upon termination by him for good reason.

Termination upon a Change in Control Payment and Benefit Estimates as of December 31, 2008

Name	Salary and Bonus ($)	Accrued and Unused Vacation ($)	Accelerated Vesting of Equity Value			Health and Benefits Continuation ($)	Outplacement Services ($)	Total($)
			Stock Options ($)(1)	Restricted Stock ($)(2)	Performance Shares ($)(2)
Paul Hamelin	1,461,600	12,492	209,400	113,328	244,338	51,515	40,600	2,133,273
Zebulun D. Horowitz	1,136,100	13,837	38,118	179,646	347,765	43,006	75,740	1,834,212
Philip K. Yachmetz	1,310,216	14,931	43,090	205,696	376,715	66,469	77,642	2,094,759
Christopher G. Clement(3)	—	—	—	—	—	—	—	—
Brian J. Hayden	996,147	7,663	34,500	92,102	179,351	59,376	33,205	1,402,344
Robert Lamm	882,000	8,055	23,400	102,778	183,445	45,115	29,400	1,274,193

(1)

Stock options that vest due to the change in control are valued using the closing price of our common stock on December 31, 2008, which was $5.79, less the exercise price on the grant date. Each NEO has exercisable shares and the number of these shares can be found in the column entitled “Number of Securities Underlying Unexercisable Options Exercisable” in the Outstanding Equity Awards table.

(2)	Valued using the closing price of our common stock on December 31, 2008, which was $5.79.

(3)	As of December 31, 2008, Mr. Clement was not eligible to receive any payments upon termination upon a change in control.

DIRECTOR COMPENSATION

We refer to our directors who are neither executive officers nor employees of Savient or our subsidiaries as our outside directors. Only outside directors receive remuneration for their service on the Board of Directors or any committee.

The Compensation and Human Resources Committee periodically reviews director compensation and targets such compensation at between the median and 75th percentile of compensation received by directors of companies in our Peer Group. Moreover, we base compensation for our outside directors upon the recommendations of our external compensation consultants, which the Compensation Committee engaged to assist in reviewing, evaluating, updating and refining compensation for our senior management and our outside directors. This review was performed by Frederic W. Cook & Co., or Cook, the Compensation Committee’s former compensation consultants, and comprised an analysis of two main variables: director compensation at companies in our Peer Group and the methods practiced in delivering such compensation to directors. On the recommendation of Cook, we determined that, while the total compensation provided to our outside directors did not require adjustment as it met the intended target and remained competitive, the manner in which we provide equity compensation to our outside directors was not consistent with the practices used by companies in our Peer Group. As a result, in December 2006 the Compensation and Human Resources Committee recommended, and the Board of Directors approved, revisions to the method of providing equity compensation to our outside directors, and established a new director compensation program, which we refer to as the Director Compensation Program, as described below, which went into effect as of the date of our 2008 Annual Meeting of Stockholders.

Equity-Based Compensation

Each of our outside directors, with the exception of our Chairman, is granted annually on the day of our annual meeting of stockholders the number of shares of restricted stock or restricted stock units, at the director’s election, having an aggregate fair market value of $40,000 based on the closing price of our common stock as quoted by The Nasdaq Global Market on the date of grant. The restricted stock grants vest quarterly on each of the three-month anniversaries of the annual meeting, with the final portion vesting on the earlier of the end of the final three-month period or the date of that year’s annual meeting. Restricted stock units vest one year from the date of grant and are deferred at the director’s election. Additionally, each outside director is granted annually on the day of our annual meeting of stockholders the number of options to purchase shares of our common stock having an aggregate fair market value of $40,000 based on the closing price as quoted by The Nasdaq Global Market on the date of grant. The options vest quarterly on each of the three-month anniversaries of the annual meeting, with the final portion vesting on the earlier of the end of the final three-month period or the date of that year’s annual meeting. Directors may exercise vested options during the six-month period following termination of Board service, except following death, in which case the exercise period is one year.

Cash Compensation

Each of our outside directors, with the exception of our Chairman, receives $20,000 annually in cash, and a fee of $1,500 for each Board meeting attended in person and $1,000 for each meeting attended by telephone. Members of our Compensation and Human Resources Committee and our Nominating and Corporate Governance Committee, other than the chairpersons, are paid $5,000 annually, and each chairperson of these committees is paid $10,000 annually. Members of the Audit and Finance Committee, other than the chairperson, are paid $7,500 annually, and the chairperson is paid $15,000 annually. Each committee member and committee chairperson receives a fee of $1,500 for each committee meeting attended in person and $1,000 for telephonic attendance, even if held on the same day as a meeting of the Board of Directors. Each member of the BLA Oversight Committee, other than the chairperson, is paid $15,000 annually, and the chairperson is paid $30,000 annually. The committee member and the committee chairperson each receive a fee of $3,000 for each committee meeting attended whether in person or telephonic, even if held on the same day as a meeting of the Board of Directors. The committee member, the committee chairperson and the Chairman of the Board each receive a fee $3,000 for any day spent in furtherance of service on the BLA Oversight Committee. All annual cash compensation amounts paid to outside directors are paid in quarterly installments, and all directors are reimbursed for their expenses in connection with attendance at Board and committee meetings.

Additionally, we have committed to pay Dr. Simon a total of $500,000 during 2009 in connection with his retention as a consultant to more closely supervise the KRYSTEXXA biologic license application process and the preparation for the FDA Arthritis Advisory Committee panel. Dr. Simon remains the chairperson of the BLA Oversight Committee but is no longer eligible for the committee’s annual retainer, meeting or service fees.

Chairman Compensation

Our Chairman is granted annually on the day of our annual meeting of stockholders the number of shares of restricted stock or restricted stock units having an aggregate fair market value of $80,000 based on the closing price of our restricted stock as quoted by The Nasdaq Global Market on the date of grant. The restricted stock award vests quarterly on each of the three-month anniversaries of the annual meeting, with the final portion vesting on the earlier of the end of the final three-month period or the date of that year’s annual meeting. Restricted stock units vest one year from the date of grant and are deferred at the director’s election. Additionally, our Chairman is granted annually on the day of our annual meeting of stockholders the number of options to purchase shares of our common stock having an aggregate fair market value of $80,000 based on the closing price as quoted by The Nasdaq Global Market on the date of grant. The options vest quarterly on each of the three-month anniversaries of the annual meeting, with the final portion vesting on the earlier of the end of the final three-month period or the date of that year’s annual meeting. Our Chairman also receives $43,000 annually in cash, paid quarterly in arrears, and a fee of $2,000 for each Board of Directors meeting attended in person and $1,500 for telephonic attendance. Our Chairman is also a member of the Audit and Finance Committee and the chairperson of the Compensation and Human Resources Committee, and is an ex-officio member of the Nominating and Corporate Governance Committee and the BLA Oversight Committee. He is entitled to compensation for his attendance at committee meetings on which he serves, but not for his attendance at any other committee meetings. He also receives $3,000 for any day spent in support of the BLA Oversight Committee.

The table below summarizes the compensation paid by us to directors for the fiscal year ended December 31, 2008, and includes payments made under the prior director compensation program from January 1, 2008 to May 15, 2008, and the current director compensation program from May 15, 2008 through December 31, 2008.

Director Summary Compensation Table for 2008

Name	Fees Earned or Paid in Cash($)	Stock Awards($) (1)(2)	Option Awards($) (3)(4)	Total($)
Herbert Conrad	$55,500	40,285	60,175	155,960
Alan Heller	$71,000	38,296	60,175	169,471
Stephen Jaeger	$115,625	76,593	120,352	312,570
Joseph Klein III	$71,401	38,296	60,175	169,872
Lee Simon	$50,500	40,285	60,175	150,960
Virgil Thompson	$69,000	40,285	60,175	169,460

(1)

Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008, in accordance with FAS 123(R) of restricted stock and restricted stock unit awards granted pursuant to the Incentive Plan and includes amounts from awards granted in 2008. Assumptions used in the calculation of these amounts are included in footnote 10 to the 2008 10-K. The full grant date fair value of the 2008 awards to each director, computed in accordance with FAS 123(R) is as follows: Messrs. Conrad, Heller, Klein, Thompson and Dr. Simon: $39,999; Mr. Jaeger: $79,997.

(2)

Reflects the FAS 123(R) expense recognized during 2008 for restricted stock units granted in 2008 to each of Messrs. Heller, Jaeger and Klein, and for restricted stock granted to each of Messrs. Conrad and Heller and Dr. Simon. For more information, please see Director Compensation.

(3)

Reflects the FAS 123(R) expense recognized during 2008 for stock option awards granted pursuant to the Incentive Plan and thus includes amounts from awards granted in and prior to 2008. Assumptions used in the calculation of these amounts are included in footnote 10 to our consolidated financial statements included in the 2008 10-K. The full grant date fair value of the 2008 awards to each director, computed in accordance with FAS 123(R) is as follows: Messrs. Conrad, Heller, Klein, Thompson and Dr. Simon: $46,752; Mr. Jaeger: $93,520.

(4)

As of December 31, 2008, each director had outstanding the following number of options to purchase shares of our common stock awarded under the Incentive Plan: Mr Conrad: 55,980 shares; Mr. Heller: 28,123 shares; Mr. Jaeger: 114,079 shares; Mr. Klein: 28,123 shares; Dr. Simon: 34,623 shares; Mr. Thompson: 130,980 shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the number of shares of our common stock beneficially owned on March 23, 2009 by (1) each person known by us to own beneficially more than 5% of our outstanding common stock, (2) each of the directors individually, (3) each of the executive officers named in the Summary Compensation Table on page 20 and (4) all executive officers and directors as a group. Except as set forth in footnotes 3, 5 and 7 below, each individual has sole voting and investment power over the shares of common stock identified in the table as beneficially owned by the individual. The number of shares stated as being owned beneficially includes shares held by spouses, minor children and trusts. The inclusion of those shares in this proxy statement, however, does not constitute an admission that the executive officers or directors are direct or indirect beneficial owners of the shares. The beneficial ownership set forth below includes any shares which the person has the right to acquire within 60 days after March 23, 2009 through the exercise or conversion of any stock option or other right. Except as otherwise set forth below, the street address of each beneficial owner is c/o Savient Pharmaceuticals, Inc., One Tower Center, 14th Floor, East Brunswick, New Jersey 08816.

Name of Beneficial Owner	Shares Beneficially Owned	% Beneficially Owned
Sectoral Asset Management(1)	5,530,449	10.1
Pictet Funds(2)	5,117,600	9.3
Morgan Stanley & Co.(3)	3,906,291	7.1
Barclays Global Investors(4)	3,773,674	6.9
Palo Alto Investors(5)	3,688,682	6.7
Visium Asset Management(6)	3,658,745	6.7
SAC Capital(7)	2,915,600	5.3
Herbert Conrad(8)	75,790	*
David Gionco(9)	53,714	*
Alan L. Heller(10)	46,820	*
Paul Hamelin(11)	184,827	*
Zebulun D. Horowitz, M.D.(12)	399,562	*
Stephen O. Jaeger(13)	152,758	*
Joseph Klein III(14)	33,792	*
Lee S. Simon, M.D.(15)	49,820	*
Virgil Thompson(16)	174,163	*
Philip K. Yachmetz(17)	457077	*
Christopher G. Clement(18)	822,126	1.5
Brian Hayden(19)	113,298	*
Robert Lamm(20)	179,600	*
All directors and executive officers(21)	2,743,347	5.0

*	Less than 1%.

(1)

Based solely upon a Schedule 13G/A filed on February 13, 2009 by Sectoral Asset Management Inc., Jerome G. Pfund and Michael L. Sjostrom, to which we refer collectively as the Sectoral Investors. The Sectoral Investors beneficially own and have sole voting power and dispositive power as to 5,207,649 and 5,530,449, respectively, shares of our common stock. The address of the Sectoral Investors is 2120-1000 Sherbrooke St., West Montreal, PQ H3A 3G4 Canada.

(2)

Based solely upon a Schedule 13G filed on January 12, 2009 by Pictet Funds—Biotech, to which we refer as Pictet Funds. Pictet Funds beneficially owns and has sole voting power as to 5,117,600 shares of our common stock. The address of Pictet Funds is Route de Acacias 60, CH-1211 Geneva 73.

(3)

Based solely upon a Schedule 13G/A filed on February 17, 2009 by Morgan Stanley and Morgan Stanley Capital Services Inc., Morgan Stanley beneficially owns 3,906,291 shares of our common stock, has sole voting power as to 3,897,991 shares of our common stock, shared voting power as to 8,300 shares of our common stock, and sole dispositive power as to

3,906,291 shares of our common stock. Morgan Stanley Capital Services Inc. beneficially owns and has sole voting power and dispositive power as to 3,810,301 shares of our common stock. The address of Morgan Stanley and Morgan Stanley Capital Services Inc. is 1585 Broadway, New York, New York 10036.

(4)

Based solely upon a Schedule 13G filed on February 5, 2009 by Barclays Global Investors (Deutschland) AG, Barclays Global Investors, NA, Barclays Global Fund Advisors and Barclays Global Investors, Ltd, to which we refer collectively as Barclays. Barclays Global Investors (Deutschland) AG has sole voting power as to 3,033,751 shares of our common stock and sole dispositive power as to 3,773,674 shares of our common stock. Barclays Global Investors, NA has sole voting power as to 911,594 shares of our common stock and has sole dispositive power as to 1,082,952 shares of our common stock. Barclays Global Fund Advisors has sole voting power as to 2,121,157 shares of our common stock and sole dispositive power as to 2,659,790 shares of our common stock. Barclays Global Investors Ltd has sole voting power as to 1,000 shares of our common stock and sole dispositive power as to 30,932 shares of our common stock. The address of Barclays is 400 Howard Street, San Francisco, CA 94150.

(5)

Based solely upon a Schedule 13G/A filed on February 17, 2009 by William Leland Edwards, Anthony Joonkyoo Yun, M.D., Palo Alto Investors and Palo Alto Investors, LLC, to which we refer collectively as Palo Alto Investors. The Palo Alto Investors beneficially own and have shared voting power and dispositive power as to 3,658,682 shares of our common stock. The Palo Alto Investors beneficially own and have shared voting power and dispositive power as to 3,658,682 shares of our common stock. William Leland Edwards beneficially owns and has sole dispositive and voting power as to 30,000 shares of our common stock. The address of the Palo Alto Investors is 470 University Avenue, Palo Alto, California 94301.

(6)

Based solely upon a Schedule 13G/A filed on February 13, 2009 by Visium Asset Management, LP and Jacob Gottlieb, to which we refer collectively as the Visium Investors. The Visium Investors beneficially own and have sole voting power and dispositive power as to 3,658,745 shares of our common stock. The address of the Visium Investors is 950 Third Avenue, New York, NY 10022.

(7)

Based solely upon a Schedule 13G/A filed on February 25, 2009 by Steven A. Cohen, SAC Capital Advisors, LP, SAC Capital Advisors, Inc., CR Intrinsic Investors, LLC, and Sigma Capital Management, LLC, to which we refer collectively as SAC Capital. Steven A. Cohen has shared voting power as to 2,915,600 shares of our common stock and shared dispositive power as to 2,915,600 shares of our common stock. SAC Capital Advisors, LP has shared voting power as to 1,390,600 shares of our common stock and shared dispositive power as to 1,390,600 shares of our common stock. SAC Capital Advisors, Inc. has shared voting power as to 1,390,600 shares of our common stock and shared dispositive power as to 1,390,600 shares of our common stock. CR Intrinsic Investors, LLC has shared voting power as to 1,150,000 shares of our common stock and shared dispositive power as to 1,150,000 shares of our common stock. Sigma Capital Management, LLC has shared voting power as to 375,000 shares of our common stock and shared dispositive power as to 375,000 shares of our common stock. The address of SAC Capital is 72 Cummings Point Road, Stamford, Connecticut 06902.

(8)

Includes 55,223 shares of common stock issuable upon exercise of stock options exercisable within 60 days after March 23, 2009. As of March 23, 2009, Mr. Conrad had unvested options to purchase 757 shares of common stock.

(9)

Includes 7,500 shares of common stock issuable upon exercise of stock options exercisable within 60 days after March 23, 2009. As of March 23, 2009, Mr. Gionco had unvested options to purchase 93,500 shares of common stock.

(10)

Includes 27,366 shares of common stock issuable upon exercise of stock options exercisable within 60 days after March 23, 2009. As of March 23, 2009, Mr. Heller had unvested options to purchase 757 shares of common stock.

(11)

Includes 45,593 shares of common stock issuable upon exercise of stock options exercisable within 60 days after March 23, 2009. As of March 23, 2009, Mr. Hamelin had unvested options to purchase 250,628 shares of common stock.

(12)

Includes 194,816 shares of common stock issuable upon exercise of stock options exercisable within 60 days after March 23, 2009. As of March 23, 2009, Dr. Horowitz had unvested options to purchase 117,067 shares of common stock.

(13)

Includes 112,564 shares of common stock issuable upon exercise of stock options exercisable within 60 days after March 23, 2009. As of March 23, 2009, Mr. Jaeger had unvested options to purchase 1,515 shares of common stock.

(14)

Includes 27,366 shares of common stock issuable upon exercise of stock options exercisable within 60 days after March 23, 2009. As of March 23, 2009, Mr. Klein had unvested options to purchase 757 shares of common stock.

(15)

Includes 38,866 shares of common stock issuable upon exercise of stock options exercisable within 60 days after March 23, 2009. As of March 23, 2009, Dr. Simon had unvested options to purchase 757 shares of common stock.

(16)

Includes 130,223 shares of common stock issuable upon exercise of stock options exercisable within 60 days after March 23, 2009. As of March 23, 2009, Mr. Thompson had unvested options to purchase 757 shares of common stock.

(17)

Includes 206,191 shares of common stock issuable upon exercise of stock options exercisable within 60 days after March 23, 2009. As of March 23, 2009, Mr. Yachmetz had unvested options to purchase 134,192 shares of common stock.

(18)

Includes 557,856 shares of common stock issuable upon exercise of stock options exercisable within 60 days after March 23, 2009. As of March 23, 2009, Mr. Clement had unvested options to purchase 12,500 shares of common stock. Mr. Clement resigned as our President and Chief Executive Officer in November 2008.

(19)

Includes 70,877 shares of common stock issuable upon exercise of stock options exercisable within 60 days after March 23, 2009. As of March 23, 2009, Mr. Hayden had unvested options to purchase 75,900 shares of common stock. Mr. Hayden was terminated as our Senior Vice President and Chief Financial Officer in February 2009.

(20)

Includes 98,731 shares of common stock issuable upon exercise of stock options exercisable within 60 days after March 23, 2009. As of March 23, 2009, Mr. Lamm had unvested options to purchase 67,298 shares of common stock. Mr. Lamm resigned as our Senior Vice President, Quality and Regulatory Affairs in February 2009.

(21)

Includes 1,568,172 shares of common stock issuable upon exercise of stock options exercisable within 60 days after March 23, 3009. As of March 23, 2009, our directors, executive officers and Messrs. Clement, Hayden and Lamm, together as a group, had unvested options to purchase 756,385 shares of common stock.

PROPOSAL 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

General Information

The Audit and Finance Committee of the Board of Directors has appointed McGladrey & Pullen, LLP, as our independent registered public accounting firm for the fiscal year ending December 31, 2009. The submission of this matter for approval by stockholders is not legally required; however, the Board of Directors believes that such submission is consistent with best practices in corporate governance and is an opportunity for stockholders to provide direct feedback to the Board of Directors on an important issue of corporate governance. If the stockholders do not approve the selection of McGladrey, the selection of such firm as our independent registered public accountants will be reconsidered by the Audit and Finance Committee.

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE “FOR” THE RATIFICATION
OF MCGLADREY & PULLEN, LLP AS OUR INDEPENDENT
REGISTERED PUBLIC ACCOUNTANTS

Report of the Audit and Finance Committee

The Audit and Finance Committee has reviewed Savient’s audited financial statements and management’s report on internal controls over financial reporting for the year ended December 31, 2008 and has discussed these financial statements with Savient’s management and registered public accounting firm.

Savient’s management is responsible for the preparation, presentation and integrity of our financial statements and for the appropriateness and legality of the accounting principles and reporting policies that we use. Savient’s registered public accounting firm is responsible for auditing our financial statements annually, for reporting on certain matters to the Audit and Finance Committee, for reviewing its unaudited interim financial statements and for auditing management’s report on internal controls over financial reporting. The Audit and Finance Committee is responsible for providing independent, objective oversight of these processes.

The Audit and Finance Committee has received from, and discussed with, Savient’s registered public accounting firm various communications that the registered public accounting firm is required to provide to the Audit and Finance Committee, including the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

Savient’s registered public accounting firm also provided the Audit and Finance Committee with the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit and Finance Committee concerning independence. The Audit and Finance Committee has discussed with the registered public accounting firm its independence from Savient.

Based on its discussions with management and the registered public accounting firm, and its review of the representations and information provided by management and the registered public accounting firm, the Audit and Finance Committee recommended to Savient’s Board of Directors that the audited financial statements be included in Savient’s Annual Report on Form 10-K for the year ended December 31, 2008.

By the Audit and Finance Committee of the Board of Directors
Joseph Klein III (Chairperson)
Stephen O. Jaeger
Virgil Thompson

Registered Public Accounting Firm’s Fees and Other Matters

The following table summarizes the fees of McGladrey & Pullen, LLP, our current registered public accounting firm, billed to us for the period beginning January 1, 2007 through December 31, 2008:

	2008	2007
	McGladrey & Pullen	McGladrey & Pullen	Grant Thornton
Audit Fees(1)	$598,000	$748,000	$75,000
Audit-Related Fees(2)	—	—	29,730
Tax Fees(3)	—	—	—
All Other Fees(4)	—	—	—

Total Fees	$598,000	$748,000	$104,730

(1) Audit Fees

Audit fees consist of fees related to professional services rendered during 2008 and 2007 in connection with the audit of our annual financial statements, the audit of our internal control over financial reporting, the review of interim financial statements included in each of our Quarterly Reports on Form 10-Q, and other professional services provided by our registered public accounting firm in connection with statutory or regulatory filings or engagements. The fees also include professional services from our former registered public accounting firm related to obtaining their consent in connection with the audit of our 2007 financial statements.

(2) Audit-Related Fees

Audit related fees in 2007 represent fees paid for the audit of a research and development tax credit.

(3) Tax Fees

There were no fees to report in this category for 2008 and 2007.

(4) All Other Fees

There were no fees to report in this category for 2008 and 2007.

Pre-approval Policy and Procedures

The Audit and Finance Committee pre-approves all audit and non-audit services performed by our registered public accounting firm prior to the engagement of the registered public accounting firm with respect to such services. The Audit and Finance Committee has authorized the committee’s chairperson to approve fees for permissible non-audit services, up to $100,000 per service, provided the underlying service has previously been approved by the Audit and Finance Committee. The Committee chairperson informs the Audit and Finance Committee of such approval at its next regularly scheduled meeting.

Representatives of McGladrey & Pullen, LLP are expected to attend the 2009 Annual Meeting of Stockholders and have an opportunity to make a statement and/or respond to appropriate questions from stockholders.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers, directors, and 10% stockholders to file initial reports of ownership and reports of changes in ownership with the SEC and The Nasdaq Global Market. We assist our executive officers and directors in complying with these filing requirements. Executive officers, directors and 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) reports that they file. Based on a review of the copies of reports and written representations from our executive officers and directors, we believe that, during 2008, our executive officers, directors and 10% stockholders have complied with all Section 16(a) filing requirements, except as described below. Due to an administrative error, Mr. Hamelin failed to timely file a Form 4 with respect to the sale of common stock on May 23, 2007 and filed such Form 4 with the SEC on June 26, 2008.

OTHER MATTERS

Our Board of Directors does not know of any other business to be presented for consideration at the meeting other than that described above. However, if any other business should come before the meeting, it is the intention of the persons named in the proxy to vote, or otherwise act, in accordance with their judgment on such matters.

STOCKHOLDER PROPOSALS FOR 2010 ANNUAL MEETING OF STOCKHOLDERS

In order to be considered for addition to the agenda for the 2010 Annual Meeting of Stockholders and to be included in the proxy statement and form of proxy, stockholder proposals should be addressed to the Secretary of Savient and must be received at our corporate offices no later than November 30, 2009.

Stockholders who wish to make a proposal at the 2010 Annual Meeting of Stockholders—other than one that will be included in our proxy materials—should notify Savient no earlier than October 31, 2009 and no later than November 30, 2009. If a stockholder who wishes to present a proposal fails to notify Savient by this date, the proxies that the Board of Directors solicits for the meeting will have discretionary authority to vote on the stockholder’s proposal if it is properly brought before the meeting. If a stockholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the SEC’s proxy rules.

By Order of the Board of Directors,

Philip K. Yachmetz
Secretary
East Brunswick, New Jersey
March 30, 2009

[THIS PAGE INTENTIONALLY LEFT BLANK]

ANNUAL MEETING OF STOCKHOLDERS OF

SAVIENT PHARMACEUTICALS, INC.

May 5, 2009

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card
are available at www.savient.com

Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

  Please detach along perforated line and mail in the envelope provided.

20630000000000000000 6	050509

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

The Board of Directors recommends a vote “FOR”
1. Election of Directors:

☐		NOMINEES:
	FOR ALL NOMINEES	Herbert Conrad
Alan L. Heller
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	Stephen O. Jaeger
Joseph Klein III
Lee S. Simon, M.D.
☐	FOR ALL EXCEPT (See instructions below)	Virgil Thompson

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

The Board of Directors recommends a vote “FOR”		FOR	AGAINST	ABSTAIN
2.	Ratification of the appointment of McGladrey & Pullen, LLP as independent auditors for the 2009 fiscal year.	☐	☐	☐

The below-signed acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement furnished therewith.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF STOCKHOLDERS OF

SAVIENT PHARMACEUTICALS, INC.

May 5, 2009

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER
ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at www.savient.com
  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

20630000000000000000 6	050509

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

The Board of Directors recommends a vote “FOR”
1. Election of Directors:

☐		NOMINEES:
	FOR ALL NOMINEES	Herbert Conrad
Alan L. Heller
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	Stephen O. Jaeger
Joseph Klein III
Lee S. Simon, M.D.
☐	FOR ALL EXCEPT (See instructions below)	Virgil Thompson

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

The Board of Directors recommends a vote “FOR”		FOR	AGAINST	ABSTAIN
2.	Ratification of the appointment of McGladrey & Pullen, LLP as independent auditors for the 2009 fiscal year.	☐	☐	☐

The below-signed acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement furnished therewith.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

SAVIENT PHARMACEUTICALS, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 5, 2009

As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES, or via the Internet at WWW.VOTEPROXY.COM and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card.

Paul R. Hamelin and Philip K. Yachmetz, and each of them, as the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, are hereby authorized to represent and to vote all shares of Common Stock of Savient Pharmaceuticals, Inc. held of record by the undersigned on March 23, 2009, at the Annual Meeting of Stockholders to be held at 9:00 a.m. on Tuesday, May 5, 2009, at the Heldrich Hotel, 10 Livingston Avenue, New Brunswick, New Jersey, and at any adjournment thereof. Any and all proxies heretofore given are hereby revoked.

(Continued and to be signed on the reverse side.)

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